EXHIBIT 10.3

MARLYS WOLFE

\- and -

GRANT WOLFE

\- and -

AM (ADVANCED MICRO) BIOSCIENCES, INC.

SHARE PURCHASE AGREEMENT

May 24, 2019

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION

ARTICLE 2 PURCHASE AND SALE OF SHARES

ARTICLE 3 REPRESENTATIONS AND WARRANTIES

ARTICLE 8 MISCELLANEOUS

THIS AGREEMENT dated May 24, 2019

BETWEEN:

MARLYS WOLFE, an individual resident in the City of Kelowna in the Province of British Columbia

("M. Wolfe")

AND:

GRANT WOLFE, an individual resident in the City of Kelowna in the Province of British Columbia

("G. Wolfe" and together with M. Wolfe, the **"Vendors")**

AND:

AM (ADVANCED MICRO) BIOSCIENCES, INC., a corporation incorporated under the laws of British Columbia

(the **"Purchaser")**

RECITALS:

1. The Vendors are the registered and beneficial owners of all of the issued and outstanding shares in the capital of 473650 B.C. Ltd., a corporation incorporated under the laws of the Province of British Columbia (the **"Corporation").**

2. The Purchaser wishes to purchase and the Vendors wish to sell all of the issued and outstanding shares in the capital of the Corporation upon the terms and subject to the conditions set forth in this Agreement.

The Parties therefore agree as follows:

Article 1
<u>INTERPRETATION</u>

1.1 Definitions

In this Agreement:

"Accounting Records" means all of the books of account, accounting records and other financial information of the Corporation (whether in written, printed, electronic or computer printout form, or stored electronically, digitally or on computer related media);

"Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with that other Person. For purposes of this definition, a Person "controls" another Person if that Person possesses, directly or indirectly, the power to direct the management and policies of that other Person, whether through ownership of voting securities, by contract or otherwise and "controlled by" and "under common control with" have similar meanings;

"Agreement" means this share purchase agreement;

"Applicable Laws" means any and all applicable (i) laws, statutes, rules, regulations, by-laws, codes, treaties, constitutions and ordinances, (ii) Orders, and (iii) policies, guidelines, standards, requirements, notices and protocols of any Governmental Authority;

"Books and Records" means the Accounting Records and all other information in any form relating to the Corporation or the Business, including license applications, sales and purchase records, lists of suppliers and customers, lists of potential customers, credit and pricing information, personnel and payroll records, tax records, business reports, plans and projections, production reports and records, inventory reports and records, business, engineering and consulting reports, marketing and advertising materials, research and development reports and records, maps, site plans, surveys, soil and substratum studies, as-built drawings, appraisals, electrical and mechanical plans and studies, environmental reports, and all other documents, files, records, correspondence and other information (whether in written, printed, electronic or computer printout form, or stored electronically, digitally or on computer related media);

"Business" means the business carried on by the Corporation consisting of the manufacture, packaging, labelling and sale of natural health products, including those derived from natural substances including honey, garlic and vegetables;

"Business Day" means any day except Saturday, Sunday, any statutory holiday in the Province of British Columbia or any other day on which the principal chartered banks in the City of Kelowna are closed for business;

"Closing" means the completion of the purchase and sale of the Purchased Shares and all other transactions contemplated by this Agreement;

"Closing Date" means May 31, 2019 or such other date as the Parties may agree in writing;

"Closing Document" means any agreement, certificate or other instrument to be executed or delivered at the Closing as contemplated by this Agreement;

"Closing Time" means 1:00 p.m. in the City of Kelowna on the Closing Date or such other time on the Closing Date as the Parties may agree in writing that the Closing will take place;

"Consent" means any approval, consent, permit, waiver, ruling, exemption, acknowledgement or similar authorization from any Person other than (i) the Corporation, or (ii) any Governmental Authority, including those required by Applicable Laws or under the terms or conditions of any Contract;

"Contract" means any contract, agreement, instrument or other legally binding commitment or arrangement, written or oral, to which the Corporation is a party or under which it has rights or obligations, including those listed or described in any Schedule;

"Corporation's Intellectual and Industrial Property" means any Intellectual and Industrial Property used, in whole or in part, in or required by the Corporation for the carrying on of the Business, both domestic and foreign, whether or not that Intellectual and Industrial Property is registered;

"Damages" means, whether involving a Direct Claim or Third Party Claim, any damages (available at law or in equity), losses, liabilities, claims, demands, debts, interest, charges, fines, penalties, assessments, reassessments, judgments, costs or expenses, including the costs and expenses of any Legal Proceeding or any Order, settlement or compromise relating thereto (including reasonable costs, fees and expenses of legal counsel), but excluding any contingent liability until it becomes actual;

"Debt Instrument" means any bond, debenture, promissory note, trust indenture, loan agreement or other agreement evidencing indebtedness for borrowed money;

"Deposit" means the $500,000 non-refundable cash deposit paid by the Purchaser to the Vendors as follows:

(a) $250,000.00 on or prior to May 31, 2019; and

(b) $250,000.00 on or prior June 28, 2019.

"Direct Claim" means any cause, thing, act, omission or state of facts not involving a Third Party Claim which entitles an Indemnified Person to make a claim for indemnification under Article 7 of this Agreement;

"Employee" means an individual who is employed by the Corporation, whether on a full-time or part-time basis;

"Employee Benefit Plans" means all compensation, bonus, deferred compensation, incentive compensation, share purchase, share appreciation, share option, severance or termination pay, vacation pay, hospitalization or other medical, health and welfare benefits, life or other insurance, dental, eye care, disability, salary continuation, supplemental unemployment benefits, profit-sharing, mortgage assistance, employee loan, employee discount, employee assistance, counselling, pension, retirement or supplemental retirement benefit plans, arrangements or agreements, including defined benefit or defined contribution pension plans and group registered retirement savings plans, and all other similar employee benefit plans, arrangements or agreements, whether oral or written, formal or informal, funded or unfunded, including all policies with respect to holidays, sick leave, long-term disability, vacations, expense

reimbursements and automobile allowances and rights to company-provided automobiles, that are administered, sponsored or maintained or contributed to or required to be contributed to, by the Corporation for the benefit of any of the Employees or former employees of the Corporation or beneficiaries of any of them, whether or not insured and whether or not subject to any Applicable Law, except that the term "Employee Benefit Plan" does not include any statutory plan with which the Corporation is required to comply, including the Canada Pension Plan or any plan administered under applicable provincial health tax, workers' compensation, workers' safety and insurance and employment insurance legislation;

"Equipment Leases" means the leases of personal property to which the Corporation is a party or under which it has rights or obligations;

"Falcon Ridge Agreement" means the share purchase agreement dated May 24, 2019 between M. Wolfe and the Purchaser pursuant to which the Purchaser agreed to acquire all of the shares in the capital of Falcon Ridge Naturals Ltd.

"Financial Statements" means the management prepared financial statements attached hereto as Schedule 3.1.19;

"Governmental Authority" means any (i) federal, provincial, state, territorial, municipal, local or other government, domestic or foreign, (ii) governmental or public ministry, department, agency, Tribunal, commission, board, bureau or instrumentality, domestic or foreign, (iii) subdivision or authority of any of the foregoing, or (iv) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above;

"Guarantee" means any agreement, contract or commitment providing for the guarantee, indemnification, assumption or endorsement or any like commitment with respect to the obligations, liabilities (contingent or otherwise) or indebtedness of any Person;

"Holdback Amount" means the sum of $700,000.00;

"Indemnified Person" means any Person entitled to indemnification under Article 7 of this Agreement;

"Indemnifier" means any Person obligated to provide indemnification under Article 7 of this Agreement;

"Indemnity Payment" means the amount of any Damages required to be paid under Sections 7.2 or 7.3;

"Intellectual and Industrial Property" means tangible or intangible property in which Intellectual and Industrial Property Rights subsist and/or that is subject to Intellectual and Industrial Property Rights including, without limitation, ideas, formulae, algorithms, concepts, techniques, processes, procedures, approaches, methodologies, plans, systems, research, information, documentation, data, data compilations, specifications, requirements, designs, diagrams, inventions, technology, computer programs (including all related code), tools, products, knowledge, know-how and trade secrets;

"Intellectual and Industrial Property Rights" means:

(i) any and all proprietary rights anywhere in the world provided under: patent law, copyright law, trademark law, design patent or industrial design law, semiconductor chip or mask work law, trade secret law, or any other statutory provision or common law principle that provides a right in either intellectual property or the expression or use of intellectual property; and

(ii) any and all applications, registrations, licenses, sub-licenses, franchises, agreements or any other evidence of a right in any of the foregoing;

"Interested Person" means any present or former officer, director, shareholder or employee of the Corporation, or any Person with which the Corporation or any of the foregoing does not deal at arm's length within the meaning of the Tax Act;

"Leased Property" means premises other than Owned Real Property which are leased, subleased, licensed, used or occupied by the Corporation and the interest of the Corporation in all plants, buildings, structures, fixtures, erections, improvements, easements, rights-of-way, spur tracks and other appurtenances situated on or forming part of those premises;

"Leases" means real property leases or other rights of occupancy relating to real property to which the Corporation is a party or under which it has rights or obligations, whether as lessor or lessee;

"Legal Proceeding" means any litigation, action, suit, investigation, hearing, claim, complaint, grievance, arbitration proceeding or other proceeding and includes any appeal or review and any application for same;

"License" means any license, permit, approval, authorization, certificate, directive, order, variance, registration, right, privilege, concession or franchise issued, granted, conferred or otherwise created by any Governmental Authority;

"License Condition Date" has the meaning ascribed thereto in the Falcon Ridge Agreement;

"Licensed IP" has the meaning specified in Subsection 3.1.31;

"Lien" means any lien, mortgage, charge, pledge, hypothec, security interest, assignment, option, conditional sale, warrant, lease, sublease, easement, restrictive covenant, title retention agreement, statutory or deemed trust, adverse claim or other encumbrance of any kind, which secures payment or performance of an obligation or otherwise affects the right, title or interest in or to any particular property;

"Material Adverse Change" means any change, event or occurrence (without giving effect to this Agreement and the transactions contemplated by this Agreement) with respect to the Business or the assets, operations, affairs, prospects, condition (financial or otherwise) of the Corporation that has resulted or that could reasonably be expected to result in a Material Adverse Effect;

"Material Adverse Effect" means any effect (without giving effect to this Agreement and the transactions contemplated by this Agreement) that is, or could reasonably be expected to be, material and adverse to the results of the Business or the assets, operations, affairs, prospects, condition (financial or otherwise) of the Corporation and;

"Material Contracts" has the meaning specified in Subsection 3.1.29;

"Order" means any order, directive, judgment, decree, award or writ of any Tribunal;

"Owned IP" has the meaning specified in Subsection 3.1.31;

"Owned Real Property" means real property owned by the Corporation and includes all plants, buildings, structures, erections, improvements, appurtenances and fixtures situated on or forming part of that property;

"Parties" means the Vendors and the Purchaser and **"Party"** means either one of them;

"Person" includes any individual, body corporate, unlimited liability company, limited liability corporation, partnership, limited liability partnership, sole proprietorship, firm, joint stock company, joint venture, trust, unincorporated association, unincorporated organization, syndicate, Governmental Authority and any other entity or organization of any nature whatsoever;

"Personal Information" means any information in the possession or control of the Corporation about an identifiable individual other than the name, title or business address or telephone number of an Employee;

"Prime Rate" for any day means the rate of interest expressed as a rate per annum that the Royal Bank of Canada establishes as the reference rate of interest that it will charge on that day for Canadian dollar demand loans to its customers in Canada and which it refers to as its prime rate;

"Purchase Price" means the consideration payable by the Purchaser to the Vendors for the Purchased Shares under Section 2.2;

"Purchased Shares" means all of the issued and outstanding shares in the capital of the Corporation, as more particularly set forth in Schedule 2.1;

"Purchaser's Indemnified Persons" means the Purchaser and the Corporation and their respective shareholders, directors, officers, employees and agents;

"Regulatory Approval" means any approval, consent, permit, waiver, ruling, exemption, acknowledgement or similar authorization from any Governmental Authority, including those required by Applicable Laws or under the terms or conditions of any Contract, License or Order;

"Release" means any release or discharge of any Hazardous Substance, including any burial, incineration, spray, injection, inoculation, abandonment, deposit, spillage, leakage, seepage, pouring, emission, emptying, throwing, dumping, placing, exhausting, escape, leaching, migration, dispersal, dispensing or disposal;

"Representatives" means, in respect of a Party, that Party's directors, officers, employees, agents, solicitors, accountants, professional advisors and other representatives involved in the transactions contemplated by this Agreement and, in the case of the Vendors prior to Closing, includes those of the Corporation;

"Site License" site license #302033 used in the connection with the Business and currently registered in the name of Falcon Ridge Farms;

"Stub Period Returns" has the meaning specified in clause 4.1.l(a);

"Tax Act" means the *Income Tax Act,* R.S.C. 1985, c. 1 (5th Supp.), the *Income Tax Application Rules,* R.S.C. 1985, c. 2 (5th Supp.), and the *Income Tax Regulations,* C.R.C., c. 945, in each case as amended to the date of this Agreement and, where a reference is made to a provision under the Tax Act, it will be deemed to include, where applicable, any Notice of Ways and Means Motion, any Bill tabled in the House of Commons or any press release or publicly disseminated statement by or on behalf of the Minister of Finance which may result in an amendment to the Tax Act;

"Tax Legislation" means the Tax Act and all federal, provincial, territorial, municipal, foreign, or other statutes imposing a tax, including all treaties, conventions, interpretation bulletins, circulars and releases, rules, regulations, orders, and decrees of any jurisdiction;

"Tax Returns" means all reports, elections, returns, and other documents required to be filed under the provisions of any Tax Legislation and any tax forms required to be filed, whether in connection with a Tax Return or not, under any provisions of any applicable Tax Legislation;

"Tax" or "Taxes" means all taxes, assessments, charges, dues, duties, rates, fees, imposts, levies and similar charges of any kind lawfully levied, assessed or imposed by any Governmental Authority under any applicable Tax Legislation, including, Canadian federal, provincial, territorial, municipal and local, foreign or other income, capital, goods and services, sales, use, consumption, excise, value-added, business, real property, personal property, transfer, franchise, withholding, payroll, or employer health taxes, customs, import, anti-dumping or countervailing duties, Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, and provincial workers' compensation payments, including any interest, penalties and fines associated therewith;

"Third Party Claim" means any claim or Legal Proceeding that is instituted or asserted by any Person who is not a Party against an Indemnified Person which entitles the Indemnified Person to make a claim for indemnification under Article 7 of this Agreement;

"Tribunal" means any court (including a court of equity), arbitrator or arbitration panel, or any Governmental Authority or other body exercising adjudicative, regulatory, judicial or quasi-judicial powers, including any stock exchange;

1.2 Certain Rules of Interpretation

In this Agreement:

(a) **Accounting Principles-** Unless otherwise specified, any reference in this Agreement to "generally accepted accounting principles" is to the generally accepted accounting principles in effect in Canada at the date of determination as recommended in Part II - Accounting Standards for Private Enterprises of the Handbook of the Canadian Institute of Chartered Accountants and consistently applied.

(b) **Consent-Whenever** a provision of this Agreement requires or contemplates the consent or approval of a Party and that approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, that Party will be deemed to have withheld its approval or consent.

(c) **Currency-** Unless otherwise specified, all dollar amounts in this Agreement, including the symbol"$", refer to Canadian currency.

(d) **Gender and Number** - In this Agreement, unless the context requires otherwise, any reference to gender includes all genders and words importing the singular number only include the plural and vice versa.

(e) **Headings, etc.** - The division of this Agreement into Articles, Sections and other subdivisions and the inclusion of headings and a table of contents are provided for convenience only and do not affect the construction or interpretation of this Agreement.

(f) **Including** - In this Agreement, the words "include" or "including" mean "include (or including) without limitation" and the words following "include" or "including" are not to be considered an exhaustive list.

(g) **Knowledge** -Where any representation or warranty is expressly qualified by reference to "the knowledge of the Vendors" or similar words, it refers to the knowledge actually known to, or which after due enquiry and reviewing this Agreement ought to have come to the attention of, the Vendors.

(h) **Performance on Holidays** - If any act is required by the terms of this Agreement to be performed on a day which is not a Business Day, the act will be valid if performed on the next succeeding Business Day.

(i) **References to Documents** - Unless otherwise specified, any reference in this Agreement to this Agreement or any other agreement or document, is a reference to this Agreement or the other agreement or document as it may have been, or may from time to time be, amended, supplemented, restated, novated or replaced and includes all schedules and exhibits to it.

(j) **References to Persons** - Unless the context otherwise requires, any reference in this Agreement to a Person includes its heirs, administrators, executors and other legal representatives, successors and permitted assigns.

(k) **References to this Agreement** - The words "hereof", "herein", "hereto", "hereunder", "hereby" and similar expressions refer to this Agreement as a whole and not to any particular section or portion of it.

(l) **Statutory References** - Unless otherwise specified, any reference in this Agreement to a statute includes all rules and regulations made under it and all applicable guidelines, bulletins or policies made in connection with it and which are legally binding, in each case as it or they may have been, or may from time to time be, amended or re-enacted.

(m) **Time** - Time is of the essence of this Agreement, and no extension or variation of this Agreement will operate as a waiver ofthis provision.

(n) **Time Periods** - Unless otherwise specified, a period of days will be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Kelowna time) on the last day of the period. If a period of time is to expire on any day that is not a Business Day, the period will be deemed to expire at 5:00 p.m. (Kelowna time) on the next succeeding Business Day.

1.3 Schedules and Exhibits

The following Schedules and Exhibits form an integral part of this Agreement:

Schedule 2.1	Purchased Shares
Schedule 3.16	Required Licenses
Schedule 3.1.19	Financial Statements
Schedule 3.1.24	Banking Information
Schedule 3.1.29	Material Contracts
Schedule 3.1.31	Corporation's Intellectual and Industrial Property
Schedule 3.1.34	Customers and Suppliers

Schedule 3.1.36	Insurance Policies
Exhibit A	Form of Holdback Promissory Note
Exhibit B	Form of Release

Article 2
PURCHASE AND SALE OF SHARES

2.1 Purchase and Sale

Subject to the terms and conditions of this Agreement, at the Closing Time the Vendors shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Vendors, all of the Purchased Shares as set forth in Schedule 2.1, free and clear of all Liens.

2.2 Amount of Purchase Price

Subject to adjustment in accordance with this Article 2, the consideration payable by the Purchaser to the Vendors for the Purchased Shares (the **"Purchase Price"**) is $1,200,000.

2.3 Payment of Purchase Price

The Purchase Price will be paid and satisfied, subject to adjustment in accordance with this Article 2, as follows:

(a) at the Closing Time, the Deposit shall be credited against the Purchase Price;

(b) at the Closing Time, the Purchaser shall execute and deliver to the Vendors a promissory note in substantially the form set forth in Exhibit A (the **"Holdback Promissory Note"**) evidencing the terms of payment of the Holdback Amount;

(c) within five (5) Business Days of the License Condition Date, the Purchaser will pay the Holdback Amount by wire transfer of immediately available funds to or to the order of the Vendors.

Article 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Vendors

The Vendors jointly and severally represent and warrant to the Purchaser as set out in this Section 3.1 and acknowledge that the Purchaser is relying on those representations and warranties in entering into this Agreement and completing the transactions contemplated herein. No investigations made by or on behalf of the Purchaser will have the effect of waiving, diminishing the scope of, or otherwise affecting any representation or warranty made by the Vendors.

3.1.1 Power and Capacity; Corporate Authority

Each of the Vendors has the power and capacity to own the Purchased Shares owned by it (as identified in Schedule 2.1 hereto) and sold to the Purchaser hereunder and to enter into and perform its obligations under this Agreement and each of the Closing Documents to which it is a party or will, on the Closing Date, be a party.

3.1.2 Incorporation and Qualification of the Corporation

The Corporation is a corporation incorporated and existing under the laws of Province of British Columbia. The Corporation has the corporate power and capacity to own, lease, use and operate its property and to, carry on the Business as now being conducted by it. The Corporation is registered, licensed or otherwise qualified to carry on the Business and is in good standing in the Province of British Columbia, which is the only jurisdiction in which the nature of the Business or the property or assets owned or leased by it makes that qualification necessary or where it owns or leases any properties or assets or conducts any business.

3.1.3 No Solvency or Reorganization Proceedings

Neither of the Vendors nor the Corporation is insolvent and no proceedings have been taken or authorized by the Vendors or the Corporation or by any other Person with respect to the bankruptcy, insolvency, liquidation, dissolution or winding-up of any of the Vendors or the

Corporation or with respect to any amalgamation, merger, consolidation, arrangement, receivership or reorganization of, or relating to, the Vendors or the Corporation nor have any such proceedings been threatened by any other Person.

3.1.4 Validity of Agreement

This Agreement and each of the Closing Documents to which either of the Vendors or the Corporation is or is to become a party have been or will be duly executed and delivered by each of the Vendors or the Corporation, as the case may be, and are or will be legal, valid and binding obligations of each of the Vendors and the Corporation, as the case may be, enforceable against each of them in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

3.1.5 Authorized and Issued Capital

The authorized capital of the Corporation consists of:

(a) 4,000 Class "A" Common Voting Shares, without par value;

(b) 4,000 Class "B" Common Voting Shares, without par value;

(c) 4,000 Class "C" Common Non-Voting Shares, without par value; and

(d) 4,000 Preferred Redeemable Shares, with a par value of $0.10 each,

of which the Purchased Shares (and no more) have been duly issued and are outstanding as fully paid and non-assessable shares. All of the Purchased Shares have been issued in compliance with Applicable Laws, including securities laws, and the sale of the Purchased Shares by the Vendors to the Purchaser will be made in compliance with the *Securities Act* (British Columbia).

3.1.6 Title to Purchased Shares

The Purchased Shares are owned by the Vendors as set forth in Schedule 2.1 as the registered and beneficial owners with good and valid title to the Purchased Shares, free and clear of all Liens other than those restrictions on transfer, if any, stated in the articles of the Corporation. On Closing, the Purchaser will acquire good and valid title to the Purchased Shares, free and clear of all Liens other than those restrictions on transfer, if any, stated in the articles of the Corporation, and Liens granted by the Purchaser, if any.

3.1.7 No Other Agreements or Options

Except for the Purchaser's right in this Agreement, no Person has any written or oral agreement or option or any right or privilege capable of becoming an agreement or option for (i) the purchase or other acquisition from the Vendors of any of the Purchased Shares; (ii) the purchase, subscription, allotment or issuance of any unissued shares or other securities of the Corporation; or (iii) other than in the ordinary course of business, the purchase or other acquisition from the Corporation of any of its undertaking, property or assets.

3.1.8 No Conflicts

The execution and delivery of and performance by the Vendors of this Agreement and each of the Closing Documents to which it is or is to become a party do not and will not (with or without the giving of notice, the lapse of time or the happening of any other event or condition):

(a) result in the breach of, or conflict with, or allow any Person to exercise any rights under, or cause either of the Vendors or the Corporation to be bound by any additional or more onerous obligation under, any of the terms or provisions of:

(i) the notice of articles, articles, by-laws, constating documents or any resolutions of the board of directors, shareholders of the Corporation; or

(ii) any agreement, contract or commitment, written or oral, to which either of the Vendors or the Corporation is a party, under which it has rights or obligations or by which any of the property or assets of either of the Vendors or the Corporation may be affected;

(b) result in the breach of, or cause the termination, amendment or revocation of, any Consent or License held by either of the Vendors or the Corporation or necessary to the ownership of the Purchased Shares or the operation of the Business;

(c) result in the violation of any Applicable Law;

(d) cause the Corporation to lose any rights to a government grant or tax credit or refund; or

(e) result in the creation of any Lien on the Purchased Shares or any of the property or assets of the Corporation.

3.1.9 Required Regulatory Approvals

Except as provided in Schedule 3.1.29, there is no requirement on the part of the Vendors or the Corporation to obtain any Regulatory Approval or make any filing with or give notice to any Governmental Authority in connection with the lawful completion of the transactions contemplated by this Agreement or to maintain all rights and benefits of the Corporation under any Contract, Order or License after Closing.

3.1.10 Required Consents

There is no requirement on the part of the Vendors or the Corporation to obtain any Consent in connection with the lawful completion of the transactions contemplated by this Agreement or to maintain all rights and benefits of the Corporation under any Contract, Order or License after Closing.

3.1.11 Corporate Records

The minute books of the Corporation and other corporate records made available to the Purchaser for review have been maintained in accordance with Applicable Laws and include,

(i} complete and accurate copies ofthe notice of articles and articles of the Corporation;

(ii} complete and accurate copies of all by-laws of the Corporation, all of which were duly enacted and are in full force and effect;

(iii} complete and accurate minutes of all meetings of shareholders, directors and committees of directors since the date of incorporation of the Corporation, which meetings were duly called and held;

(iv} complete and accurate copies of all resolutions in writing passed by the shareholders, directors and committees of directors since the date of incorporation of the Corporation, which resolutions were duly passed; and

(v} the share certificate book, securities register, register of transfers, register of directors and register of officers of the Corporation, each of which is complete, accurate and current.

All corporate proceedings and actions reflected in the minute books of the Corporation have been conducted or taken in accordance with Applicable Laws, its articles of incorporation and any by-laws. There are no shareholders' agreements or unanimous shareholders' agreements governing the affairs of the Corporation or the relationship, rights and duties of the shareholders or directors of the Corporation, nor are there any voting trusts, pooling arrangements or other similar agreements with respect to the ownership or voting of any shares of the Corporation.

3.1.12 Dividends and Distributions

The Corporation has not, directly or indirectly, declared any dividends or declared any other distribution or return of capital in respect of any of its shares (or been deemed under the *Tax Act* to have done so) which dividend, distribution or return of capital, as applicable, has not been paid or completed at the date hereof;

3.1.13 Residence of Vendors

Neither of the Vendors is a "non-resident" of Canada within the meaning of the *Tax Act*.

3.1.14 Business Carried on in Ordinary Course

Since December 31, 2017, the Corporation has carried on the Business in the ordinary course, consistent with past practice. Without limiting the generality of the foregoing, since December 31, 2017, the Corporation has not:

(a) sold or otherwise disposed of any of its assets except for inventory sold in the ordinary course of business;

(b) incurred or assumed any obligation or liability of any nature whatsoever which individually or in the aggregate exceeded $5,000;

(c) discharged any Lien or paid any secured or unsecured obligation or liability of any nature whatsoever which individually or in the aggregate exceeded $5,000;

(d) created or permitted to exist any Lien on any of its assets other than a Permitted Lien;

(e) made any capital expenditure which individually or in the aggregate exceeded $5,000;

(f) suffered any extraordinary loss, whether or not covered by insurance;

(g) made any change to the method of billing customers or the credit terms made available to customers;

(h) made any change to any method of management, operation or accounting in respect of the Business;

(i) waived or cancelled any material rights or claims;

(j) compromised or settled any Legal Proceeding pending against it, the Business or any of its assets;

(k) hired or dismissed any Employees;

(l) increased the rate of wages, salaries or bonuses of any Employees except as required under the terms of any Contract;

(m) increased the benefits to which Employees and former employees are entitled under any Employee Benefit Plan or created any new Employee Benefit Plan;

(n) entered into, modified, amended or terminated any Contract or waived or released any rights under any Contract, other than in the ordinary course of business;

(o) terminated, discontinued, closed or disposed of any plant, facility or business operation; or

(p) authorized, agreed or become bound to do any of the foregoing.

3.1.15 Compliance with Applicable Laws

The Corporation has conducted and is conducting the Business and operates and maintains the properties and assets used in the Business in compliance with Applicable Laws, neither of the Vendors nor the Corporation has received any notice of any alleged violation of any Applicable Law that has not been remedied or rectified and there are no facts that could give rise to a notice of non-compliance by the Corporation with any Applicable Law.

3.1.16 Required Licenses

The Corporation possesses all Licenses required under Applicable Laws to conduct the Business and to own, use and operate the properties and assets used in the Business. Schedule 3.1.16 is

a complete and accurate list of all those Licenses. True and complete copies of all Licenses listed in Schedule 3.1.16 have been made available to the Purchaser for inspection, those Licenses are valid and subsisting and in good standing, there is no default under any of them, and no proceeding is pending or threatened and no grounds exist to revoke or amend any of them.

3.1.17 No Material Adverse Change

Since December 31, 2017, there have been no changes in the Business or any of the assets, operations, affairs, prospects or condition (financial or otherwise) of the Corporation other than changes in the ordinary course of the Business, which do not, individually or in the aggregate, constitute a Material Adverse Change.

3.1.18 Books and Records

All Books and Records have been properly, fully and accurately kept in all material respects and in accordance with Applicable Laws and contain full and accurate records of all matters relating to the Business. All financial transactions relating to the Business have been accurately recorded in the Accounting Records in accordance with sound business and financial practice. No Books and Records are in the possession or control of, recorded, stored, maintained by, or otherwise dependent on, any Person other than the Corporation.

3.1.19 Financial Statements

Except as set forth in Schedule 3.1.19, the Financial Statements have been prepared in accordance with generally accepted accounting principles and present fully, fairly and accurately:

(a) the assets, liabilities and financial condition of the Corporation; and

(b) the revenues, earnings and results of operations of the Corporation,

in each case as of the date and throughout the periods indicated. True, correct and complete copies of the Financial Statements are attached in Schedule 3.1.19.

3.1.20 Non-Arm's Length Transactions

(a) except as set out in the Financial Statements, no Interested Person is indebted to the Corporation nor is the Corporation indebted to any Interested Person;

(b) except as disclosed in Schedule 3.1.20, the Corporation is not a party to any Contract with any Interested Person other than Contracts of employment;

(c) except as disclosed in Schedule 3.1.20, no Interested Person owns, directly or indirectly, in whole or in part, any property that the Corporation uses in the operation of the Business;

(d) no Interested Person has any cause of action or other claim against the Corporation; and

(e) since December 31, 2017 no payment has been made to any Interested Person, other than in the ordinary course of business.

3.1.21 No Liabilities

The Corporation has no liabilities of any nature whatsoever and no event has occurred or circumstance exists which may give rise after Closing to any liability of any nature whatsoever, except for, in either case:

(a) liabilities reflected or reserved against in the Financial Statements; or

(b) liabilities disclosed in this Agreement.

3.1.22 Debt Instruments

The Corporation is not a party to or bound by or subject to any Debt Instrument or any agreement, contract or commitment to create, assume or issue any Debt Instrument. No Debt Instrument or Lien which the Corporation is a party to or bound by or subject to is dependent upon the Guarantee of or any security provided by any other Person.

3.1.23 Guarantees

The Corporation has not given or agreed to give, nor is it a party to or bound by or subject to any Guarantee.

3.1.24 Banking Information and Powers of Attorney

Schedule 3.1.24 is a complete and accurate list of (i) the name and location (including municipal address) of each bank, trust company or similar institution in which the Corporation has an account or safe deposit box, the number or designation of each such account and safe deposit box and the name of each Person authorized to draw thereon or have access thereto; and (ii) the name of each Person holding a power of attorney from the Corporation, if any, and a summary of its terms. True and complete copies of all powers of attorney listed in Schedule 3.1.24 have been made available to the Purchaser for inspection.

3.1.25 Title to the Assets

Except for any Licensed IP and any leased personal property that is the subject of any Equipment Lease, the Corporation is the sole beneficial (and where its interests are registered, the sole registered) owner of all its property and assets (whether real, personal or mixed and whether tangible or intangible) used by it in connection with the Business or reflected in the Books or Records as being owned by the Corporation, with good title thereto, free and clear of all Liens.

3.1.26 Sufficiency and Condition of Assets

The assets owned, licensed or leased by the Corporation constitute all of the property and assets necessary to carry on the Business as it is currently carried on, are free of material defects and include all proprietary rights, Intellectual and Industrial Property Rights and other property and assets, tangible and intangible, used in connection with the Business. All tangible assets used in the Business are in good operating condition and in a state of good repair and maintenance, except only for reasonable wear and tear.

3.1.27 Real Property

(a) The Vendor has no interest in any Owned Real Property and no Owned Real Property is necessary to carry on the Business after the Closing in substantially the same manner as carried on before the Closing.

(b) The Vendor has no interest in any Leased Property, is not party to any Leases and no Leased Property is necessary to carry on the Business after the Closing in substantially the same manner as carried on before the Closing.

(c) The Vendor does not own or have any interest in, nor is the Vendor a party to or bound by or subject to any option or other Contract respecting, any real or immoveable property relating to the Business.

3.1.28 Equipment Leases

The Corporation is not party to any Equipment Leases.

3.1.29 Material Contracts

(a) Schedule 3.1.29 is a complete and accurate list of all the Material Contracts. For purposes of this Agreement, **"Material Contract"** means any Contract other than a Contract made in the ordinary course of business under which the Corporation has a financial obligation of less than $1,000 per annum and which can be terminated by it without it being required to pay any damages, penalty or other amount by giving not more than 30 days' notice.

(b) True and complete copies of all the Material Contracts listed in Schedule 3.1.29, including any amendments to those Material Contracts, have been made available to the Purchaser for inspection. The Material Contracts listed in Schedule 3.1.29 are in full force and effect and in good standing with no amendments except as disclosed in Schedule 3.1.29 and there are no outstanding defaults or violations under any of those Material Contracts on the part of the Corporation or on the part of any other party to any of those Material Contracts. Except as disclosed in Schedule 3.1.29, there are no current or pending negotiations with respect to the renewal, repudiation or amendment of any of the Material Contracts listed in Schedule 3.1.29. The Corporation has the

capacity, including the necessary personnel, equipment and supplies, to perform its obligations under the Material Contracts.

3.1.30 Accounts Receivable

The accounts receivable due or accruing to the Corporation: (a) are reflected in the Financial Statements and the Accounting Records, (b) arose in the ordinary course of the Business, (c) are bona fide, and (d) subject to a reasonable allowance for doubtful accounts that has been reflected in the Financial Statements and Accounting Records in accordance with generally accepted accounting principles, are collectible without defence, set-off or counterclaim.

3.1.31 Intellectual and Industrial Property

(a) Schedule 3.1.31 contains a complete and accurate list and description of all of the Corporation's Intellectual and Industrial Property and specifies, for each item, whether the Corporation's Intellectual and Industrial Property (including all Intellectual and Industrial Property Rights pertaining thereto) is owned by the Corporation **("Owned IP")** or whether the Corporation's Intellectual and Industrial Property is used by the Corporation under a license agreement or arrangement from another Person **("Licensed IP").**

(b) Schedule 3.1.31 specifies, for each item of Owned IP, the registration or application number, country, filing and expiration dates (if any), classes and, for any unregistered Owned IP not under application for registration, the products or services with respect to which and the countries in which that unregistered Owned IP is used.

(c) All of the Owned IP is valid and subsisting, is owned by the Corporation with good title thereto free of all Liens and the Corporation has the unencumbered right to use (where use includes the ability to modify, enhance, make derivative works, adapt, translate, market, license with right to grant sub-licenses, sell, rent and any other activity associated with the term "use", all without restriction of any kind from any third person (in this Subsection 3.1.31, **"Use")**) the Owned IP; and all registrations and filings

necessary to preserve the rights of the Corporation in and to the Owned IP have been made except as provided for in Schedule 3.1.31.

(d) The Corporation has taken all necessary and appropriate steps to protect and preserve the confidentiality of all the Owned IP not otherwise protected by patents, patent applications or copyright **("Confidential Property").**

(e) No Person has been granted rights by the Corporation to use Owned IP, specifies whether the rights granted to that Person thereunder are exclusive or non-exclusive and sets forth a summary of the terms and conditions thereof (including geographic and other limitations and restrictions) and the amount of royalty payments, license fees and other charges payable thereunder. Each license agreement or arrangement with respect to Owned IP is in full force and effect and in good standing and there is no default thereunder, and, except as disclosed in Schedule 3.1.31, there are no current or pending negotiations with respect to the renewal, repudiation or amendment of any such license agreement or arrangement.

(f) Schedule 3.1.31 specifies, for each item of Licensed IP, whether the rights granted to the Corporation thereunder are exclusive or non-exclusive and sets forth a summary of the terms and conditions thereof. Each license agreement or arrangement with respect to Licensed IP is in full force and effect and in good standing and there is no default thereunder, and, except as disclosed in Schedule 3.1.31, there are no current or pending negotiations with respect to the renewal, repudiation or amendment of any such license agreement or arrangement.

(g) The Corporation has the unencumbered rights to Use any Licensed IP that is embedded or integrated into any Owned IP under the applicable license agreement with the owner of the Licensed IP and the right to use (without any condition, payment or fee except as disclosed in Schedule 3.1.31) all other Licensed IP, including computer software, as is necessary for the conduct of the Business as currently being conducted.

(h) No Person has commenced, or provided notice of intention to commence, any Legal Proceeding claiming infringement, adverse ownership, invalidity, lack of distinctiveness

or conflict with respect to any of the Owned IP or the Licensed IP or challenging any Intellectual and Industrial Property Rights of the Corporation in and to the Owned IP or the Licensed IP or the right of the Corporation to Use the Owned IP or use the Licensed IP in the conduct of the Business and there is no valid basis for any such Legal Proceeding.

(i) The conduct of the Business by the Corporation and its Use of the Owned IP and use of the Licensed IP do not conflict with, infringe upon or violate and are not alleged by any Person to conflict with, infringe upon or violate the Intellectual and Industrial Property Rights of any other Person. The Corporation has not misappropriated, infringed, used or disclosed without authorization any Intellectual and Industrial Property Rights of any third person.

(j) The Corporation has not commenced any Legal Proceeding challenging the Intellectual and Industrial Property Rights of any other Person and, to the knowledge of the Vendors, there is no unauthorized Use, disclosure, infringement or misappropriation by any third person of any of the Corporation's Intellectual and Industrial Property Rights.

(k) Except as provided for in Schedule 3.1.31, there are no actions that must be taken by the Corporation within 90 days of the Closing Date that, if not taken, will result in the loss of any Intellectual and Industrial Property Rights in and to the Corporation's Intellectual and Industrial Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to any patent and trademark office, actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Intellectual and Industrial Property Rights in and to the Corporation's Intellectual and Industrial Property.

(l) The Corporation does not use and has not used and does not require any third party software, including open source or free software, for the conduct of the Business, except for such third party software as may be readily obtained by license from third party vendors of that software on reasonable commercial terms. All such third party software which the Corporation is, at the date of this Agreement, using or

contemplating licensing for use and an estimate of applicable license and maintenance fees, if any, is identified in Schedule 3.1.31.

(m) The Corporation has taken reasonable steps to maintain the secrecy of all trade secrets and other confidential information of the Corporation and all confidential information obtained for third parties, including by entering into non-disclosure agreements with all third parties to whom disclosure of confidential information and trade secrets is made, prior to that disclosure. All such non-disclosure agreements are in full force and effect and in good standing and neither of the Vendors nor the Corporation is aware of any breach of any such non-disclosure agreement.

3.1.32 Inventories

The inventories of the Corporation consist solely of items of tangible personal/movable property of the kind and quality regularly used or produced in the Business and are of market value quality, are saleable or re-saleable (or useable) in the ordinary course of business for the purpose for which they were intended and are at a level consistent with the level of inventories that has been maintained in the operation of the Business prior to the date of this Agreement in accordance with normal business practice.

3.1.33 Investments

(a) The Corporation has no subsidiary and does not own nor has it agreed to acquire, directly or indirectly, any shares or securities convertible into shares in the capital of any body corporate or any equity or ownership interest in any business or Person.

(b) The Corporation is not a partner, beneficiary, trustee, co-tenant, joint venturer or otherwise a participant in any partnership, trust, joint venture, co-tenancy or similar jointly owned business undertaking.

(c) The Corporation is not subject to any obligation to provide funds to or to make any investment in any business or Person by way of loan, capital contribution or otherwise.

3.1.34 Customers and Suppliers

Schedule 3.1.34 contains a list of the major customers and suppliers of the Business for the fiscal period ending December 31, 2018. Except as disclosed in Schedule 3.1.34, there has been no termination or modification of the relationship of the Corporation or the terms of any Contract with any such customer or supplier, nor has the Corporation received any communication of an intention to terminate or modify the relationship of the Corporation or the terms of any Contract with any such customer or supplier. The Corporation does not have any Contract for sales of its products or services at prices involving prospective losses. The Corporation is not dependent on any single customer for more than 10% of its gross revenues.

3.1.35 Employees

(a) The Corporation has no Employees.

(b) The Corporation is not a party to any collective agreement relating to the Business with any labour union or other association of employees, no part of the Business has been certified as a unit appropriate for collective bargaining and no attempt has been made to certify or no pending applications for certification of union exist to the Vendor's knowledge and there are no applications of any kind concerning the Business pending or threatened by any trade union, labour union or other employees' association on behalf of any of the employees ofthe Business.

(c) The Corporation has no Employee Benefit Plans.

3.1.36 Insurance

(a) Schedule 3.1.36 contains a complete and accurate list and description of all insurance policies currently maintained by the Corporation, including a brief description of the type of insurance, the name of the insurer, policy number, coverage limits, expiration date and annual premiums, true and complete copies of which have been made available to the Purchaser for inspection. Each of those insurance policies is valid and subsisting and in good standing and there is no default under any of them.

(b) There are no pending claims under any of the insurance policies of the Corporation. The Corporation has not failed to give any notice or present any claim under any of those insurance policies in due and timely fashion. There are no circumstances which might entitle the Corporation to make a claim under any of the insurance policies listed in Schedule 3.1.36 or which might be required under any of those insurance policies to be notified to the insurers and no claim under any of those insurance policies has been made by the Corporation since December 31, 2017.

(c) None of the insurance policies listed in Schedule 3.1.36 is subject to any special or unusual terms or restrictions or provides for a premium in excess of the stipulated or normal rate. No notice of cancellation or non-renewal with respect to, nor disallowance of any claim under, any of those insurance policies, has been received by the Corporation. There are no circumstances or occurrences which would or might form the basis of a material increase in premiums for the current insurance coverage maintained by the Corporation.

3.1.37 Legal Proceedings

(a) There is no Legal Proceeding (whether or not purportedly on behalf of the Corporation) in progress, pending or threatened against or affecting the Corporation before or by any Tribunal. There is no Order outstanding against or affecting the Corporation.

(b) There is no Legal Proceeding in progress, pending, or threatened, against or affecting any of the Vendors, affecting adversely the ability of any of the Vendors to enter into this Agreement or perform their obligations under this Agreement, or affecting the title of the Vendors to any of the Purchased Shares, at law or in equity or before or by any Tribunal and there are no grounds on which any such Legal Proceeding might be commenced with any reasonable likelihood of success nor is there any Order outstanding against or affecting any of the Vendors which, in any such case, affects adversely or might affect adversely the ability of the Vendors, or any of them, to enter into this Agreement or to perform its obligations under this Agreement.

3.1.38 Tax Matters

(a) The Corporation has duly filed in the prescribed manner and within the prescribed time all Tax Returns required to be filed by it and such Tax Returns are correct and complete and the Corporation has made complete and accurate disclosure in those Tax Returns and in all materials accompanying those Tax Returns, except in respect of a particular Tax Return to the extent that it may have been modified in a subsequent Tax Return. The Corporation has paid all Taxes due and payable, including all Taxes shown on those Tax Returns as being due and payable and all Taxes payable under any assessment or reassessment.

(b) The Financial Statements fully reflect accrued liabilities for all Taxes which are not yet due and payable and for which Tax Returns are not yet required to be filed. No examination of any Tax Return of the Corporation by a Governmental Authority is currently in progress. There is no Legal Proceeding, assessment, reassessment or request for information outstanding or threatened against the Corporation with respect to Taxes or any matters under discussion with any Governmental Authority relating to Taxes.

(c) There are no agreements, waivers or other arrangements providing for an extension of time with respect to any assessment or reassessment of Tax, the filing of any Tax Return or the payment of any Tax by the Corporation. The Corporation has received Notices of Assessment for all taxation years up to the 2017 taxation year. Only the taxation years subsequent to 2017 remain open for the reassessment of Tax.

(d) The Corporation has withheld from each payment made by it the amount of all Taxes and other deductions required under any applicable Tax Legislation to be withheld therefrom and has remitted all those amounts withheld and paid all instalments of Taxes due and payable before the date of this Agreement to the relevant Governmental Authority within the time prescribed under any applicable Tax Legislation.

(e) The Corporation has complied with all registration, reporting, collection and remittance requirements in respect of all federal and provincial Tax Legislation in respect of sales

tax, including the *Excise Tax Act* (Canada). The Vendors have provided to the Purchaser all invoices, purchase orders, and all those other documents as are necessary to report any claim for input tax credits or refunds claimed or to be claimed under the *Excise Tax Act* (Canada).

(f) The Vendors have provided to the Purchaser copies of all Tax Returns of the Corporation for all financial periods for which the relevant limitation period in any Tax Legislation has not expired, all elections, designations, undertakings, notices of determination of loss and schedules of the Corporation relating thereto, together with all communications relating thereto from any Governmental Authority under that Tax Legislation, and the response, if any, of the Corporation to that communication. The Vendors have provided to the Purchaser true and complete copies of all Contracts, minutes, and any other documents relating to any transaction with any Person who does not deal at arm's-length (within the meaning of the *Tax Act* and the *Excise Tax Act* (Canada)) with the Corporation, which has occurred in any taxation year that remains open for reassessment.

(g) The Corporation has not acquired property or services from or disposed of property or provided services to, a Person with whom it does not deal at arm's length (for purposes of any Tax Legislation, including, for greater certainty, the Tax Act and the *Excise Tax Act* (Canada) for an amount that is other than the fair market value of such property or services, and has not been deemed to have done so for purposes of any Tax Legislation.

(h) The Corporation is registered for goods and services tax purposes under the *Excise Tax Act* (Canada).

(i) There are no circumstances existing which could result in the application to the Corporation of Sections 17, 78, 80, 80.01, 80.02, 80.03, 80.04 of the Tax Act or any analogous provision of any comparable Tax Legislation.

(j) The Corporation has not acquired property from a person with whom it does not deal at arm's length (for purposes of the Tax Act) with them in circumstances that would result

in the Corporation becoming liable to pay Taxes of such person under Section 160(1) of the Tax Act or any analogous provision of any comparable Tax Legislation.

3.1.39 Personal Information

(a) The Corporation's collection, use and disclosure of Personal Information in compliance with Applicable Laws. No misuse or misappropriation of Personal Information has occurred in respect of the Business. No claims of any misuse or, misappropriation of Personal Information have been made or asserted in respect of the operations of the Business.

(b) All Consents required to be obtained under Applicable Laws for the purpose of disclosing Personal Information to the Purchaser in connection with its evaluation of the transactions contemplated by this Agreement have been obtained.

3.1.40 No Broker

The Vendors have carried on all negotiations relating to this Agreement and the transactions contemplated by this Agreement without intervention on its behalf of any other party in such a manner as to give rise to any valid claim for a brokerage commission, finder's fee or other like payment against the Purchaser or the Corporation.

3.1.41 Full Disclosure

The representations and warranties of the Vendors contained in this Agreement, in any Closing Document and in any other document delivered under this Agreement or any Closing Document are true and correct and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in those representations and warranties not misleading to a prospective purchaser of the Purchased Shares. Except for matters disclosed in this Agreement, the Vendors have no knowledge of any facts which, if known to the Purchaser, might reasonably be expected to materially diminish the Purchaser's evaluation of the value of the Purchased Shares or might reasonably be expected to deter the Purchaser from completing the transactions contemplated hereby.

3.2 Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Vendors as set out in this Section 3.2 and acknowledges that the Vendors are relying on those representations and warranties in entering into this Agreement and completing the transactions contemplated by it. No investigations made by or on behalf of the Vendors will have the effect of waiving, diminishing the scope of, or otherwise affecting any representation or warranty made by the Purchaser.

3.2.1 Incorporation and Qualification of the Purchaser

The Purchaser is a corporation incorporated and existing under the laws of the Province of British Columbia and has the corporate power and capacity to purchase the Purchased Shares from the Vendors and to enter into and perform its obligations under this Agreement and each of the Closing Documents to which it is or is to become a party.

3.2.2 Authorization of Purchase by Purchaser

The execution and delivery of, and performance by the Purchaser of, this Agreement and each of the Closing Documents to which it is or is to become a party and the completion of the transactions contemplated by them have been duly authorized by all necessary corporate action on behalf of the Purchaser.

3.2.3 Validity of Agreement

This Agreement and each of the Closing Documents to which the Purchaser is or is to become a party have been or will be duly executed and delivered by the Purchaser and are or will be legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

3.2.4 No Conflicts

The execution and delivery of and performance by the Purchaser of this Agreement does not and will not (with or without the giving of notice, the lapse of time or the happening of any other event or condition):

(a) result in the breach of, or conflict with, or allow any Person to exercise any rights under, or cause the Purchaser to be bound by any additional or more onerous obligation under, any of the terms or provisions of:

(i) the articles or any resolutions of the board of directors or shareholders of the Purchaser; or

(ii) any agreement, contract or commitment, written or oral, to which the Purchaser is a party or under which it has rights or obligations; or

(b) result in the violation of any Applicable Law.

3.2.S Required Regulatory Approvals

There is no requirement on the part of the Purchaser to obtain any Regulatory Approval or make any filing with or give notice to any Governmental Authority in connection with the lawful completion of the transactions contemplated by this Agreement.

3.2.6 No Broker

The Purchaser has carried on all negotiations relating to this Agreement and the transactions contemplated by this Agreement without intervention on its behalf of any other party in such a manner as to give rise to any valid claim for a brokerage commission, finder's fee or other like payment against the Vendors.

Article 4

COVENANTS OF THE PARTIES

4.1 Post-Closing Covenants of the Parties

Each Party hereby covenants as set out in this Section 4.1.

4.1.1 Tax Matters

(a) The Vendors shall cause each of the Corporation to prepare and file in a timely fashion all Tax Returns required under any applicable Tax Legislation to be filed by it for (i) any period ending on or before the Closing Date (including as a consequence of the Closing) and for which Tax Returns have not been filed as of that date; and (ii) any period beginning prior to the Closing Date and ending after the Closing Date (collectively, the **"Stub Period Returns").** The Vendors and the Purchaser shall co-operate fully in good faith with each other and make available to each other in a timely fashion any information in their respective possession and that is reasonably required for the preparation and filing of the Stub Period Returns, and shall preserve that information in their respective possession until the expiration of any applicable limitation period under any applicable Tax Legislation. The Vendors shall provide to the Purchaser for its review and approval a copy of the Stub Period Returns prior to filing and the Purchaser will have the opportunity to fully comment on those Stub Period Returns prior to filing.

(b) From and after the Closing Date, the Purchaser shall cause each of the Corporation to retain, until the expiration of any applicable limitation period under any applicable Tax Legislation, all Books and Records relating to any period ending on or before the Closing Date (including as a consequence of the Closing) and that are reasonably required for the purpose of the preparation and filing of the Stub Period Returns and for the purpose of contesting any assessment or reassessment for Tax in accordance with Article 7. So long as those Books and Records are retained by the Corporation under the provisions of this Agreement, the Vendors may inspect, at the expense of the Vendors, during normal business hours and upon reasonable notice, those Books and Records that are reasonably required for the purpose of the preparation and filing of the Stub Period

Returns and for the purpose of contesting any assessment or reassessment for Tax in accordance with Article 7.

(c) After Closing, the Purchaser shall cause each of the Corporation to co-operate in a reasonable manner with the Vendors and their Representatives for the purposes of the preparation of the Vendors' accounts and Tax Returns and in providing any information in the possession of the Corporation and that is reasonably required for those purposes. Without limiting the generality of the foregoing, the Purchaser shall, upon reasonable notice, cause the Corporation to provide the Vendors and their Representatives reasonable access during normal business hours to those Books and Records in the possession of the Corporation that are reasonably required for the preparation of the Vendors' accounts and Tax Returns together with the assistance of those employees of the Corporation that the Vendors may reasonably request, it being understood that the Vendors shall pay proper and reasonable compensation to the Corporation for the assistance of any of those employees except for assistance provided in relation to the tax period for which the Purchaser is responsible. In the event that any Tax is owing by the Corporation pursuant to a Stub Period Return, the Parties shall pay their proportionate share of such Taxes having regard to the number of days during which the relevant Party owned the Purchased Shares.

Article 5
CONDITIONS OF CLOSING

5.1 Conditions for the Benefit of the Purchaser

The transactions contemplated by this Agreement, including the sale and purchase of the Purchased Shares, are subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the conditions in this Section 5.1, each of which is for the exclusive benefit of the Purchaser and may be waived, in whole or in part, by the Purchaser in its sole discretion.

5.1.1 Representations, Warranties and Covenants of the Vendors

(a) All representations and warranties of the Vendors contained in this Agreement or in any Closing Document will have been true and correct.

(b) The Vendors will have performed or complied with all obligations and covenants contained in this Agreement or in any Closing Document to be performed or complied with by it at or prior to the Closing Time.

5.1.2 Deliveries of the Vendors

At the Closing Time, the Vendors will have delivered to the Purchaser the following in form and substance satisfactory to the Purchaser acting reasonably:

(i} in addition to the share certificates representing the Purchased Shares required under Subsection 6.2(i), evidence that all necessary steps and proceedings to permit the Purchased Shares to be transferred to the Purchaser or its nominee(s) have beentaken;

(ii) certified copies of (i) the notice of articles and articles of the Corporation, and (ii) resolutions of the board of directors and/or shareholders of the Corporation authorizing the entering into and completion of the transactions contemplated by this Agreement;

(iii} a certificate of status, compliance, good standing or like certificate with respect to the Corporation issued by the appropriate Governmental Authority in its jurisdiction of incorporation;

(iv) an opinion of counsel to the Vendors and the Corporation dated the Closing Date and substantially in form and substance satisfactory to the Purchaser, acting reasonably;

(v) non-competition, non-solicitation and confidentiality agreements duly executed by each of the Vendors with the Purchaser and the Corporation, substantially in the form set forth in Exhibit C;

(vi) duly executed resignations effective as at the Closing Time of all directors and officers of the Corporation;

(vii) releases in favour of the Purchaser and the Corporation from each of the Vendors with respect to all claims against the Corporation up to the Closing Time, substantially in the form of the release in Exhibit B;

(viii) the corporate seal, minute book or books, share certificate book or books and registers of the Corporation and all other Books and Records;

(ix) the Site License shall have been transferred to the Corporation or such other party as may be designated by the Purchaser;

(x) a lease or license agreement duly executed by M. Wolfe with the Corporation on terms and conditions satisfactory to the Parties, acting reasonably;

(xi) all other documentation and evidence reasonably requested by the Purchaser in order to establish the due authorization and completion of and effectively implement the transactions contemplated by this Agreement.

5.1.3 No Material Adverse Change or Effect

Since the date of this Agreement there will have been no Material Adverse Change or Material Adverse Effect.

5.1.4 Consents

All Consents will have been made, given or obtained on terms satisfactory to the Purchaser acting reasonably.

5.1.5 Regulatory Approvals

All filings, notifications and Regulatory Approvals will have been made, given or obtained on terms satisfactory to the Purchaser acting reasonably.

5.1.6 No Legal Proceedings

No Order will have been made and no Legal Proceeding will have been commenced or will be pending or threatened against either Party or the Corporation (i) for the purpose of enjoining, restricting or prohibiting the completion of the transactions contemplated by this Agreement or (ii) the possible outcome of which could prohibit or restrict the Corporation from carrying on the Business in the ordinary course after Closing.

5.1.7 Due Diligence

The Purchaser will have completed its investigation into the Corporation, the Business, the Books and Records, the Vendors' title to the Purchased Shares and all other matters relating to its purchase of the Purchased Shares and that investigation will not have disclosed any matter which the Purchaser, acting reasonably, considers to be materially adverse to the Corporation, the Business or the Purchaser's decision to acquire the Purchased Shares.

5.1.8 Sale of Falcon Ridge Naturals

The Purchaser will have acquired all oft he shares of Falcon Ridge Naturals Ltd. on or prior to the Closing Date.

5.2 Conditions for the Benefit of the Vendors

The transactions contemplated by this Agreement, including the sale and purchase of the Purchased Shares, are subject to the satisfaction of, or compliance with, at or before the Closing

Time, each of the conditions in this Section 5.2, each of which is for the exclusive benefit of the Vendors and may be waived, in whole or in part, by the Vendors in their sole discretion.

5.2.1 Representations, Warranties and Covenants of the Purchaser

(a) All representations and warranties of the Purchaser contained in this Agreement or in any Closing Document will have been true and correct.

(b) The Purchaser will have performed or complied with all obligations and covenants contained in this Agreement or in any Closing Document to be performed or complied with by it at or prior to the Closing Time.

5.2.2 Deliveries of the Purchaser

At the Closing Time, the Purchaser will have delivered to the Vendors the following in form and substance satisfactory to the Vendors, acting reasonably:

(i) the Holdback Promissory Note;

(ii) certified copies of resolutions of the board of directors and/or shareholders of the Corporation authorizing the entering into and completion of the transactions contemplated by this Agreement; and

(iii} non-competition, non-solicitation and confidentiality agreements duly executed by the Purchaser with each of the Vendors, substantially in the form set forth in Exhibit C.

5.2.3 Regulatory Approvals

All filings, notifications and Regulatory Approvals will have been made, given or obtained on terms satisfactory to the Purchaser, acting reasonably.

5.2.4 No Legal Proceedings

No Order will have been made and no Legal Proceeding will have been commenced or will be pending or threatened against either Party or the Corporation (i) for the purpose of enjoining,

restricting or prohibiting the completion of the transactions contemplated by this Agreement or (ii) the possible outcome of which could adversely affect the title of the Vendors to the Purchased Shares or the ability of the Vendors to enter into and perform their obligations under this Agreement.

5.3 Waiver of Conditions

Either Party may waive, in whole or in part, at any time by notice in writing to the other Party, any condition in Section 5.1 or Section 5.2 which is for its benefit. No waiver by a Party of any condition, in whole or in part, will operate as a waiver of any other condition or of that Party's rights of termination in the event of non-fulfilment of any other condition, in whole or in part. The waiver, in whole or in part, by a Party of any condition requiring the accuracy of a representation or warranty or the performance of any covenant will be without prejudice to the right of that Party to indemnification under Article 8 based upon that representation or warranty or covenant.

5.4 Conditions Precedent

The transactions contemplated by this Agreement, including the sale and purchase of the Purchased Shares, are subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the conditions in this Section 5.4, which are true condition precedents to the Closing.

Article 6

CLOSING ARRANGEMENTS

6.1 Date, Place and Time of Closing

The Closing will take place at the Closing Time at the offices of Pushor Mitchell LLP, 301 - 1665 Ellis Street, Kelowna, British Columbia VI Y 2B3, or at such other place, on such other date and at such other time as may be agreed upon in writing by the Parties.

6.2 Deliveries at the Closing

At the Closing Time, subject to satisfaction of all the conditions in Article 5 that have not been waived in writing by the Purchaser or the Vendors, as applicable,

(i} the Vendors shall deliver to the Purchaser share certificates representing the Purchased Shares, duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank;

(ii} the Vendors shall deliver those Closing Documents as are required to be delivered by the Vendors under this Agreement;

(iii} the Purchaser shall deliver those Closing Documents as are required to be delivered by the Purchaser under this Agreement; and

(iv} the Purchaser shall deliver the Holdback Promissory Note in the manner provided in Section 2.3.

Article 7

SURVIVAL AND INDEMNIFICATION

7.1 Survival of Representations, Warranties and Covenants

(a) The representations and warranties of each Party contained in this Agreement and in any other Closing Document will not merge on and will survive the Closing and will continue in full force and effect, notwithstanding the Closing or any investigation or knowledge acquired by or on behalf of the other Party.

(b) The covenants of each Party contained in this Agreement and in any Closing Document will survive the Closing and, notwithstanding the Closing, will continue in full force and effect for the benefit of the other Party in accordance with the terms of this Agreement or that Closing Document, as the case may be.

7.2 Indemnification by the Vendors

(a) Subject to Section 7.4, the Vendors shall jointly and severally indemnify and save each of the Purchaser's Indemnified Persons fully harmless against, and will reimburse them for, any Damages suffered by or asserted against it or any of them, directly or indirectly, arising from, in connection with or related to:

(i) any incorrectness in or breach of any representation or warranty of the Vendors contained in this Agreement or in any Closing Document;

(ii) any breach or non-fulfilment of any covenant or obligation on the part of the Vendors contained in this Agreement or in any Closing Document;

(iii) defects or deficiencies in any product manufactured or distributed by or any services provided by the Corporation, in whole or in part, prior to the Closing Date;

(iv} any failure by the Vendors to transfer to the Purchaser good and valid title to the Purchased Shares, free and clear of all Liens other than those restrictions on transfer, if any, stated in the articles of the Corporation;

(v) any Third Party Claim against the Corporation instituted prior to or after the Closing Time which is based on an act or omission of either of the Vendors or the Corporation that occurred or commenced prior to the Closing Time;

(vi) any Taxes required to be paid by the Corporation relating to any taxation period ending on or before the Closing Date and the portion of any Taxes relating to any taxation period ending after the Closing Date that is attributable to the portion of that period ending on the Closing Date; and

(vii) all debts or liabilities, contingent or otherwise, of the Corporation existing at the Closing Date.

(b) The rights to indemnification of the Purchaser's Indemnified Persons under this Section 7.2 will apply notwithstanding (i) the Closing, or (ii) any investigation or knowledge acquired by or on behalf of any of the Purchaser's Indemnified Persons prior to the Closing.

7.3 Indemnification by the Purchaser

(a) Subject to Section 7.4, the Purchaser shall indemnify and save each of the Vendors and their respective heirs, permitted assigns and agents (collectively, the **"Vendors' Indemnified Persons")** fully harmless against, and will reimburse them for, any Damages suffered by or asserted against it or any of them arising from, in connection with or related to:

(i) any incorrectness in or breach of any representation or warranty of the Purchaser contained in this Agreement or in any Closing Document; and

(ii) any breach or non-fulfilment of any covenant or obligation on the part of the Purchaser contained in this Agreement or in any Closing Document.

(b) The rights to indemnification of the Vendors' Indemnified Persons under this Section 7.3 will apply notwithstanding (i) the Closing, or (ii) any investigation or knowledge acquired by or on behalf of the Vendors prior to the Closing.

7.4 Time Limits for Claims for Breaches of Representations and Warranties

(a) The Vendors have no obligation to make any payment for Damages in respect of a claim (for indemnification or otherwise) under clause 7.2(a)(i) unless written notice of that claim is delivered to the Vendors, or either of them, under Section 7.5(a) on or before the following dates.

(i) with respect to the representations and warranties set out in Subsection 3.1.1, Subsection 3.1.2, Subsection 3.1.3, Subsection 3.1.4, Subsection 3.1.5, Subsection 3.1.6, Subsection 3.1.7, Subsection 3.1.8, Subsection 3.1.9, Subsection 3.1.10 and Subsection 3.1.11, at any time after the Closing Date;

(ii) with respect to the representations and warranties set out in Subsection 3.1.38, on or before the 180 days after the expiration of the last applicable limitation period under any applicable Tax Legislation with respect to any taxation year to which those representations and warranties relate

(iii) with respect to any representation or warranty involving the fraudulent act or fraudulent misrepresentation of the Vendors, the Corporation, at any time after Closing; and

(iv) with respect to all other representations and warranties, on or before the date that is two years after the Closing Date.

The Vendors will have no further liability with respect to any representation or warranty made by the Vendors in this Agreement or in any Closing Document after the expiry of the applicable time period specified in this Section 7.4(a), except for claims relating to representations or warranties for which written notice has been given under Section 7.S(a) at or prior to the end of the applicable time period. This Section 7.4(a) will not be construed to impose any time limit on the assertion of a right to indemnification under clauses 7.2(a)(ii) through 7.2(a)(vii), whether or not the basis on which the right is asserted could also entitle any of the Purchaser's Indemnified Persons to exercise its right under clause 7.2(a)(i).

(b) The Purchaser has no obligation to make any payment for Damages in respect of a claim (for indemnification or otherwise) under clause 7.3(a)(i) unless notice of that claim is delivered to the Purchaser under Section 7.S(a) on or before the following dates:

(i) with respect to the representations and warranties set out in Subsection 3.2.1, Subsection 3.2.2, Subsection 3.2.3 and Subsection 3.2.4, at any time after the Closing Date;

(ii) with respect to any representation or warranty involving the fraudulent act or fraudulent misrepresentation of the Purchaser, at any time after Closing; and

(iii} with respect to all other representations and warranties, on or before the date that is two years after the Closing Date.

The Purchaser will have no further liability with respect to any representation or warranty made by the Purchaser in this Agreement or in any Closing Document after the expiry of the applicable time period specified in this Section 7.4(b) except for claims relating to representations or warranties for which written notice has been given under Section 7.S(a) at or prior to the end of the applicable time period. This Section 7.4(b) will not be construed to impose any time limit on the assertion of a right to indemnification under clause 7.3(a)(ii), whether or not the basis on which the right is asserted could also entitle any of the Vendors' Indemnified Persons to exercise their right under clause 7.3(a)(i).

7.5 Limitation Periods

(a) Notwithstanding the provisions of the *Limitations Act* (British Columbia) or any other statute, an Indemnified Person may commence Legal Proceedings in respect of Damages arising from any incorrectness in or breach of any representation and warranty of the Indemnifier described in a notice of claim given under Section 7.S(a) within the time periods in Section 7.4, at any time on or before the second anniversary of the date upon which the notice is delivered under Section 7.4, and any applicable limitation period is hereby so varied to the full extent permitted by law.

(b) Notwithstanding the provisions of the *Limitations Act* (British Columbia) or any other statute, the limitation period applicable to any Legal Proceeding relating to a claim in respect of any matter in clauses 7.2(a)(ii) to 7.2(a)(vii) and clause 7.3(a)(ii) will be determined under the *Limitations Act* (British Columbia) as if Section 6 thereof referred to the sixth anniversary of the day on which the claim was discovered.

7.6 Notice of Claim

(a) If a Third Party Claim is instituted or asserted against an Indemnified Person, the Indemnified Person shall promptly notify the Indemnifier in writing of the Third Party

Claim. The notice will describe the Third Party Claim in reasonable detail and indicate, if reasonably practicable, the nature and amount of the potential Damages arising therefrom.

(b) If an Indemnified Person becomes aware of a Direct Claim, the Indemnified Person shall promptly notify the Indemnifier in writing of that Direct Claim. The notice will describe the Direct Claim in reasonable detail and indicate, if reasonably practicable, the nature and amount of the potential Damages arising therefrom.

(c) Notice to an Indemnifier of a Third Party Claim or Direct Claim under this Section 7.S(a) will constitute assertion of a claim for indemnification against the Indemnifier under this Article 7 and upon receipt of notice, the provisions of Sections 7.7 to 7.9 will apply to any Third Party Claim and the provisions of Section 7.10 will apply to any Direct Claim.

(d) Failure by an Indemnified Person to give notice of a Third Party Claim or Direct Claim will not relieve an Indemnifier from the obligation to indemnify the Indemnified Person, unless the Indemnified Person gives notice after the expiration of the time periods under Section 7.4 or the failure to notify materially prejudices the ability of the Indemnifier to exercise its rights under Sections 7.7 to 7.9 with respect to a Third Party Claim.

7.7 Defence ofThird Party Claims

With respect to a Third Party Claim, the Indemnifier may participate in or, by giving notice to that effect to the Indemnified Person not later than 60 days after receipt of notice with respect to that Third Party Claim and, subject to the rights of any insurer or other third party having potential liability therefor, elect to assume the control of the defence of the Third Party Claim at the Indemnifier's own expense and by the Indemnifier's own counsel, and the Indemnified Person may participate in the defence of any Third Party Claim assisted by counsel of its choice at its own expense. If the Indemnifier does not give notice within 60 days after receipt of notice of the Third Party Claim that it has elected to assume the control of the defence of the Third Party Claim, the Indemnified Person may, at its option and assisted by counsel of its choice, assume the defence of or settle or compromise the Third Party Claim without prejudice to its

right of indemnification under this Agreement. If the Indemnifier elects to assume the defence of a Third Party Claim under this Section 7.7, the Indemnifier shall not have the right thereafter to contest its liability for that claim with respect to the Indemnified Person.

7.8 Assistance for Third Party Claims

The Indemnifier and the Indemnified Person shall make all reasonable efforts to make available to the Party which is undertaking and controlling the defence of any Third Party Claim (the **"Defending Party"),**

(i) those employees whose assistance, testimony or presence is necessary to assist the Defending Party in evaluating and in defending any Third Party Claim; and

(ii) all documents, records and other materials in the possession of that Party reasonably required by the Defending Party for its use in defending any Third Party Claim,

and shall otherwise co-operate in good faith with the Defending Party. The Indemnifier shall be responsible for all reasonable expenses associated with making those documents, records and materials available and for all reasonable expenses of any employees made available by the Indemnified Person to the Indemnifier hereunder, which expenses will be equal to an amount to be mutually agreed upon per Person per hour or per day for each day or portion thereof that those employees are assisting the Indemnifier, but those expenses will not exceed the actual cost to the Indemnified Person associated with those employees.

7.9 Settlement of Third Party Claims

(a) If an Indemnifier elects to assume the defence of any Third Party Claim as provided in Section 7.7, the Indemnifier shall diligently proceed with the defence and shall not, without the prior written consent of the Indemnified Person, not to be unreasonably withheld, enter into any compromise or settlement of the Third Party Claim or consent to the entry of any judgment, which would lead to liability or create any other obligation, financial or otherwise, on the Indemnified Person.

(b) If an Indemnifier elects to assume the defence of any Third Party Claim as provided in Section 7.7, the Indemnifier will not be liable for any legal expenses subsequently incurred by the Indemnified Person in connection with the defence of that Third Party Claim. However, if the Indemnifier fails to take reasonable steps necessary to defend diligently that Third Party Claim within 30 days after receiving notice from the Indemnified Person that the Indemnified Person believes on reasonable grounds that the Indemnifier has failed to take reasonable steps, the Indemnified Person may, at its option and assisted by counsel of its choice, defend, settle or compromise the Third Party Claim without prejudice to its right of indemnification hereunder, it being understood that the Indemnified Person shall not, without the prior written consent of the Indemnifier, not to be unreasonably withheld, enter into any compromise or settlement of the Third Party Claim or consent to the entry of any judgment. The Party controlling the defence of the Third Party Claim shall keep the other Party advised of the defence of the Third Party Claim and consider in good faith recommendations made by the other Party with respect thereto.

7.10 Direct Claims

With respect to a Direct Claim, the Indemnified Person shall give notice of the Direct Claim to the Indemnifier as provided in Section 7.S(a). Upon receipt of that notice, the Indemnifier will then have a period of 60 days within which to respond in writing to the Direct Claim. The Indemnified Person shall make available to the Indemnifier the information relied upon by the Indemnified Person to substantiate its right to be indemnified, together with all other information as may be reasonably requested by the Indemnified Person. Ifthe Indemnifier does not respond within that 60 day period, the Indemnifier will be deemed to have rejected that Direct Claim and the Indemnified Person may pursue any remedies available to it.

7.11 Reductions and Subrogation

If the amount of Damages incurred by an Indemnified Person at any time subsequent to the making of an Indemnity Payment is reduced by any recovery, settlement or otherwise under any insurance coverage or under any claim, recovery, settlement or payment by or against any other

Person, the Indemnified Person shall promptly repay to the Indemnifier the amount of the reduction (less any costs, expenses (including Taxes) or premiums incurred in connection therewith). Upon making a full Indemnity Payment, the Indemnifier will, to the extent of that Indemnity Payment, be subrogated to all rights of the Indemnified Person against any third party that is not an Affiliate of the Indemnified Person in respect of the Damages to which the Indemnity Payment relates. Until the Indemnified Person recovers full payment of its Damages, any and all claims of the Indemnifier against any such third party on account of that Indemnity Payment will be postponed and subordinated in right of payment to the Indemnified Person's rights against that third party.

7.12 Tax Effect

If any Indemnity Payment received by an Indemnified Person would constitute taxable income to that Indemnified Person, the Indemnifier shall pay to the Indemnified Person at the same time and on the same terms, as to interest and otherwise, as the Indemnity Payment an additional amount sufficient to place the Indemnified Person in the same after Tax position as it would have been if the Indemnity Payment had been received tax free.

7.13 Payment and Interest

All amounts to be paid by an Indemnifier under this Article 7 will bear interest at a rate per annum equal to the Prime Rate, calculated and payable monthly, both before and after judgment, with interest on overdue interest at the same rate, from the date that the Indemnified Person gave notice of a claim under Section 7.S(a) to the date of payment by the Indemnifier to the Indemnified Person.

7.14 Agency for Indemnified Persons

The Vendor accepts each indemnity made by the Purchaser under this Article 7 in favour of each of the Vendor's Indemnified Persons as agent and trustee of that Indemnified Person and may enforce an indemnity in favour of any of the Vendor's Indemnified Persons on behalf of that Indemnified Person. The Purchaser accepts each indemnity made by the Vendors under this Article 7 in favour of each of the Purchaser's Indemnified Persons as agent and trustee of that

Indemnified Person and may enforce an indemnity in favour of any of the Purchaser's Indemnified Persons on behalf of that Indemnified Person.

7.15 Set-Off

The Purchaser may set-off and deduct from any amounts payable by the Purchaser to the Vendors under this Agreement, including the Holdback Amount, the amount of any Damages for which the Purchaser is entitled to be indemnified by the Vendors under this Article 7. To assert its right to set-off under this Section 7.15, the Purchaser must, in the written notice of claim to be provided to the Vendors under Section 7.S(a), notify the Vendors of its claim for set-off. If, at the time an amount becomes due and payable by the Purchaser to the Vendors, the Purchaser has so notified the Vendors, the Purchaser may set-off the amount of Damages referred to in the written notice of claim from the amount payable to the Vendors; however, the amount of set off must be held in trust or paid into court pending a written agreement between the Vendors and Purchaser or Court Order directing payment of the set off amount.

7.16 Exclusive Remedies

Except as provided in this Section 7.16, if the Closing occurs, the indemnities provided in Section 7.2 and Section 7.3 will, notwithstanding Section 8.7, constitute the only remedy of the Purchaser (or any of the Purchaser's Indemnified Persons) or the Vendors (or the Vendors' Indemnified Persons), respectively, against a Party in respect of a breach of any representation, warranty, covenant or agreement of that Party under this Agreement. However, if after Closing a Party makes a claim for indemnification in accordance with Section 7.2 or Section 7.3, as the case may be, and the other Party refuses to make payment for Damages or otherwise provide satisfaction in respect of that claim, then the Party making the claim for indemnification may bring a Legal Proceeding to seek a remedy for that refusal. The Purchaser may exercise its rights under Section 7.15 and the Parties may exercise their rights under Section 8.5. The Parties acknowledge that the failure to comply with a covenant or obligation contained in this Agreement or in any Closing Document may give rise to irreparable injury to a Party inadequately compensable in damages. Accordingly, a Party may seek to enforce the performance of this Agreement by injunction or specific performance upon application to a

court of competent jurisdiction without proof of actual damage (and without the requirement of posting a bond or other security). Each Party expressly waives, from and after the Closing, any other remedies whatsoever, whether at law or in equity, which it would otherwise be entitled to as against a Party.

Article 8

MISCELLANEOUS

8.1 Notices

(a) Any notice, direction or other communication (in this Section 8.1, a "notice") regarding the matters contemplated by this Agreement must be in writing and delivered personally, sent by courier or transmitted by facsimile or by email, as follows:

(i) in the case of the Vendors, to:

c/o Marlys Wolfe

[redacted]

Kelowna, BC VI V 2H2

Email: [redacted]

with a copy to (which copy shall not constitute notice):

Zaseybida Bonga, Barristers and Solicitors

101-100 Nanaimo Avenue

Penticton, BC V2A 1M4

Email [redacted]

(ii) in the case of the Purchaser, at:

c/o AM (Advanced Micro) Bioscience Inc.

[redacted]

Kelowna, BC VI V 1S4

Email: [redacted]

with a copy to (which copy shall not constitute notice):

Pushor Mitchell LLP

301- 1665 Ellis Street

Kelowna, British Columbia VIY 2B3

Attention: Keith Inman

Fax No.: 250-762-9115

Email [redacted]

(b) A notice is deemed to be delivered and received (i) if delivered personally, on the date of delivery if delivered prior to 5:00 p.m. (recipient's time) on a Business Day and otherwise on the next Business Day; (ii) if sent by same-day courier, on the date of delivery if delivered prior to 5:00 p.m. (recipient's time) on a Business Day and otherwise on the next Business Day; (iii) if sent by overnight courier, on the next Business Day; or (iv) if transmitted by facsimile or email, on the Business Day following the date of confirmation of transmission by the originating facsimile machine, in the case of transmission by facsimile, or the date on which the email is sent, in the case of transmission by email; provided that in the case of email, if an "out of office" or similar reply is received, delivery by email shall be deemed not to have occurred.

(c) A Party may change its address for service from time to time by notice given in accordance with the foregoing provisions.

8.2 Public Announcements

No press release, public statement or announcement or other public disclosure regarding this Agreement or the transactions contemplated by this Agreement may be made prior to Closing without the prior written consent and joint approval of the Vendors and the Purchaser, except if required by Applicable Laws or a Governmental Authority; if disclosure is required by Applicable Laws or a Governmental Authority, the Party that is required (or whose Affiliate may be

required) to make the disclosure shall, without unreasonable delay, notify the other Party ofthe request or requirement before any disclosure is made and make all reasonable efforts to obtain the approval of the other Party as to the form, nature and extent of the disclosure. After the Closing, no press release, public statement or announcement or other public disclosure regarding this Agreement or the transactions contemplated by this Agreement may be made by the Vendors unless disclosure is required by Law or a Governmental Authority, in which case the Vendors shall make all reasonable efforts to obtain the approval of the Purchaser as to the form, nature and extent of the disclosure.

8.3 Further Assurances

Each Party shall from time to time, before or after the Closing Time, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered all further acts, documents and instruments as may be reasonably necessary or desirable in order to give full effect to this Agreement or any provision of it.

8.4 Costs and Expenses

Unless otherwise specified, each Party shall be responsible for all costs and expenses (including the fees and disbursements of legal counsel, bankers, investment bankers, accountants, brokers and other advisors) incurred by it in connection with this Agreement and the transactions contemplated by it.

8.5 Brokers

The Vendors shall indemnify and save harmless the Purchaser and the Corporation from and against any claims for any commission, fee or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for the Vendors and the Corporation. The Purchaser shall indemnify and save harmless the Vendors from and against any claims for any commission, fee or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for the Purchaser.

8.6 Waiver of Rights

Any waiver of any of the provisions of this Agreement or any Closing Document will be binding only if it is in writing and signed by the Party to be bound by it, and only in the specific instance and for the specific purpose for which it has been given. The failure or delay of any Party in exercising any right under this Agreement will not operate as a waiver of that right. No single or partial exercise of any right will preclude any other or further exercise of that right or the exercise of any other right, and no waiver of any of the provisions of this Agreement or any Closing Document will constitute a waiver of any other provision (whether or not similar).

8.7 Remedies Cumulative

Unless otherwise specified, the rights and remedies of a Party under this Agreement are cumulative and in addition to and without prejudice to any other rights or remedies available to that Party at law, in equity or otherwise, and unless otherwise specified, no single or partial exercise by a Party of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which that Party may be entitled.

8.8 Severability

If any provision of this Agreement or its application to any Party or circumstance is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, it will be ineffective only to the extent of its illegality, invalidity or unenforceability without affecting the validity or the enforceability of the remaining provisions of this Agreement and without affecting its application to other parties or circumstances.

8.9 Assignment

(a) Except as provided in this Section 8.9, neither this Agreement nor any of the rights, benefits or obligations under this Agreement are assignable or transferable by any Party without the prior written consent ofthe other Parties.

(b) The Purchaser may assign its rights, benefits and obligations under this Agreement, in whole or in part, to any Affiliate or to Person that acquires all or substantially all of the

assets of the Purchaser or acquires a majority of the Purchaser's issued and outstanding voting securities, whether by way of take-over bid, amalgamation, arrangement, merger or otherwise.

8.10 Successors and Assigns

This Agreement will enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

8.11 Third Parties

Unless otherwise specified in Section 7.2 and Section 7.3, this Agreement does not and is not intended to confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. Except for the Indemnified Persons, no Person other than the Parties will be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. The Parties reserve their right to vary or rescind, at any time and in any way whatsoever, the rights, if any, granted by or under this Agreement to any Person who is not a Party, without notice to or consent of that Person, including any Indemnified Person.

8.12 Entire Agreement

This Agreement, together with the Closing Documents, constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all other understandings, agreements, representations (including misrepresentations, negligent or otherwise), negotiations, communications and discussions, written or oral, made by the Parties with respect thereto. There are no representations, warranties, terms, conditions, covenants or other understandings, express or implied, collateral, statutory or otherwise, between the Parties, except as expressly stated in this Agreement or any Closing Document. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement and the Closing Documents.

8.13 Amendment

This Agreement may not be amended, supplemented or otherwise modified in any respect except by written agreement signed by the Parties.

8.14 Governing Law; Attornment

This Agreement will be construed, interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each Party irrevocably attorns and submits to the exclusive jurisdiction of the courts of British Columbia and irrevocably waives objection to the venue of any proceeding in those courts or that those courts provide an inconvenient forum.

8.15 Tender

Any tender of documents or money under this Agreement may be made upon the Parties or their respective counsel and money must be tendered by official bank draft drawn upon a Canadian chartered bank or by negotiable cheque payable in Canadian funds and certified by a Canadian bank listed in Schedule 1 to the *Bank Act* (Canada).

8.16 Counterparts and Delivery by Facsimile

This Agreement may be executed in any number of counterparts (including counterparts by facsimile), each of which will be deemed to be an original and all of which, taken together, will be deemed to constitute one and the same instrument. Delivery by facsimile or by electronic transmission of an executed counterpart of this Agreement is as effective as delivery of an originally executed counterpart ofthis Agreement. Any party delivering an executed counterpart of this Agreement by facsimile or by electronic transmission shall also deliver an originally executed counterpart of this Agreement, but the failure to deliver an originally executed copy does not affect the validity, enforceability or binding effect of this Agreement.

[SIGNATURE PAGE FOLLOWS]

'HIS AGREEMENT has been executed by the Parties on the date first written above.

Witness	MARLYS WOLFE
NICHOLA R. ZASEYBIDA *Barrister, Sol,citor & Notary Public* #101 -100 NANAIMO AVE. E. PENTICTON, B.C. V2A 1M4 250 492-2244	
Witness	GRANT WOLFE

NI HOLAS R. ZASEYBIDA
Ba ister, Solicitor & Notary Public
#1 1 - 100 NANAIMO AVE. E.
P NTICTON, B.C. V2A 1M4
(250) 492-2244

AM (ADVANCED MICRO) BIOSCIENCES, INC.

DocuSigned by:

By: C.i _(f
84AE EF2D14ED...
Calum Hughes

SCHEDULE 2.1

Purchased Shares

Name of Vendor	Class and Number of Shares
Marlys Wolfe	10 Class B Shares
Grant Wolfe	10 Class A Shares

SCHEDULE 3.16

Required Licenses

Attached Site License #302033 in the name of Falcon Ridge Farms. The Site License will be changed to the name of Falcon Ridge Naturals Ltd. and Marlys Wolfe agrees to sign documents that AM Advanced Micro Biosciences Inc., will require for this purpose. The current Site License renewal has been filed to meet requirements to renew April 2019.

The Purchaser will need to transfer the Site License from Marlys Wolfe's property, known as Falcon Ridge Farms, to another location.

Liquor License from the CRA which pertains to the purchase and use of Ethyl Alcohol in our natural health product formulas. (Liquor License) It is also in the name of Marlys Wolfe OBA Falcon Ridge Farms under #897821500RD0001. Marlys Wolfe will sign documents required to transfer the Liquor License to Falcon Ridge Naturals Ltd.

SCHEDULE 3.19

Financial Statements

- The notes to the attached 2017 and 2018 financial statements are inaccurate as to the date of incorporation of the Corporation and its authorized share capital.

SCHEDULE 3.24

Banking Information

[redacted]

[redacted]

[redacted]

SCHEDULE 3.29

Material Contracts

None.

SCHEDULE 3.31

Corporation's Intellectual and Industrial Property

There are no corporate registered Intellectual and Industrial Property save for the attached three Natural Health Products approved by Health Canada under these numbers:

[redacted]

All of the recipes and formulas for all Value-Added Products that are made at Falcon Ridge Farms including:

- [redacted]
- [redacted]
- [redacted]
- [redacted]

SCHEDULE 3.34

Customers and Suppliers

There are no major customers that purchase product from 473650 B.C. Ltd. Most sales have been to individuals through online sales from Falcon Ridge Farms website www.falconridgefarms.ca
The website of Falcon Ridge Farms shall be changed to eliminate the value added products on the site.

There are no ongoing repeat customers but some retail stores that have purchased products from 473650 B.C. Ltd. in the past are:

[redacted]

[redacted]

Major suppliers:

[redacted]

EXHIBIT A

Form of Holdback Promissory Note

PROMISSORY NOTE

DATED MAY 31, 2019

AMOUNT: SEVEN HUNDRED THOUSAND DOLLARS (CAD$700,000)
(the **"Outstanding Purchase Price"**)

PAYMENT TERMS: For value received, AM (Advanced Micro) Biosciences, Inc. **("Purchaser")** promises to pay to or to the order of Marlys Wolfe and Grant Wolfe (collectively, the **"Vendors"**) an aggregate amount equal to the Outstanding Purchase Price within five (5) business days following the License Condition Date, subject to, and as adjusted in accordance with, the terms and conditions of the share purchase agreement dated May 24, 2019 between the Purchaser and the Vendors.

No interest shall be payable on the Outstanding Purchase Price.

The undersigned hereby waives presentment, protest, notice of protest and notice of dishonour of this Promissory Note.

The provisions of this Promissory Note shall be governed by and construed in accordance with the laws of the Province of British Columbia.

IN WITNESS WHEREOF, THE UNDERSIGNED HAS SIGNED THIS PROMISSORY NOTE AS OF THE DATE FIRST WRITTEN ABOVE.

AM (ADVANCED MICRO) BIOSCIENCES, INC.

Per:
____
Authorized Signatory

EXHIBIT B

Form of Release

TO: **473650 B.C Ltd. (the "Corporation")**

AND TO: **AM (Advanced Micro) Bioscience, Inc. (the "Purchaser")**

Reference is made to the share purchase agreement dated as of May 24, 2019, between Marlys Wolfe, Grant Wolfe and the Purchaser (the **"Share Purchase Agreement").** Capitalized terms used herein and not otherwise described shall have the respective meanings ascribed to them in the Share Purchase Agreement.

Marlys Wolfe (the **"Undersigned")** hereby resigns her positions as a director, officer and/or employee of the Corporation, effective immediately prior to the Closing Time.

The Undersigned, on behalf of herself and her heirs, executors, administrators, successors, personal representatives, estate and assigns (collectively, the **"Releasor"),** in consideration of the Purchaser entering into the Share Purchase Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, hereby, effective at the Closing Time, irrevocably and unconditionally releases and forever discharges the Corporation and its past, present and future affiliates, subsidiaries, successors and assigns and each of the past, present and future directors, shareholders, officers and employees of the foregoing (collectively, the **"Corporation Releasees"),** and the Purchaser and its past, present and future affiliates, subsidiaries, successors and assigns and each of the past, present and future directors, shareholders, officers and employees of the foregoing (collectively, the **"Purchaser Releasees"** and together with the Corporation Releasees, the **"Releasees"),** of and from all and any actions, manner of actions, suits, debts, dues, covenants, contracts, agreements, claims, costs, damages and demands (collectively, **"Claims")** of every nature and description whatsoever, at common law, contract, equity, statute or otherwise, whether known or unknown, suspected or claimed, matured or unmatured, contingent or otherwise, which the Releasor, as a director, officer, employee, debtholder or shareholder of the Corporation, now has or ever had or hereafter can, shall or may have against the Releasees, or any of them, for or by reason of or in any way arising out of any cause, matter or thing existing up to the date hereof arising by reason of or as a consequence of the Undersigned's position as a director, officer, employee, debtholder or shareholder of the Corporation, save and except that this release shall not be effective to release the Releasees from any Claims, rights or entitlements that the Releasor may have, if any, in respect of any matters arising out of the Undersigned's capacity as a Vendor under the Share Purchase Agreement or any claims in tort which the Undersigned may raise in defence to any claims advanced by the Releasees arising after the Closing Time (the **"Defence Claims").**

Except for any Defence Claims, the Undersigned covenants and agrees that if she hereafter makes any Claim or commences or threatens to commence any Claim against any Releasee for or by reason of any cause, matter, Claim or action that, pursuant to this release, has been released by such party, this release may be raised as an estoppel and complete bar to any such Claim.

The Undersigned confirms and warrants that she has not transferred or assigned, nor entered into any agreement to transfer or assign, to any other person any Claim, or any interest in any Claim, held by the Undersigned or formerly held by the Undersigned, as applicable, in respect of any or all matters released by him, pursuant to the terms of this release.

The Undersigned covenants and agrees that she shall not commence, maintain or enforce or cause to be commenced, maintained or enforced any proceedings of any kind or nature whatsoever against any person as a result of any injury, loss or damage that the Undersigned may have suffered in respect of any or all matters released by them in this release, including proceedings against any person who has or might claim contribution or indemnity from the other, as applicable, whether pursuant to statute or otherwise.

The Undersigned declares that she fully understands the terms of this release and: (a) acknowledges and confirms that she has obtained independent legal advice in respect of this release, or, in the alternative, (b) acknowledges, confirms, and agrees that she was advised to seek, and has had the opportunity to seek and was not prevented nor discouraged by any Releasee from seeking independent legal advice prior to the execution and delivery of this release and that, in the event that the Undersigned did not avail herself of that opportunity prior to the signing of this release, she did so voluntarily and agrees that her failure to obtain independent legal advice should not be used by her as a defence to the enforcement of this release.

The Undersigned acknowledges that in the event that any provision of this release, or part thereof, shall be found to be void or invalid by a court of competent jurisdiction, such void or invalid provision, or part thereof, shall be deemed to be severed from this release without in any way affecting the validity enforceability or effect of any of the remaining provisions, or parts thereof, which shall be and remain in full force and effect.

A copy of this Release delivered by electronic means and bearing a copy of the signature of the Undersigned shall for all purposes be treated and accepted as an original.

This release shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each party irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of British Columbia and all courts competent to hear appeals from those courts in respect of any matter arising from or related to this Resignation and Release.

THIS RESIGNATION AND RELEASE is dated effective May 31, 2019.

Witness	**MARLVS WOLFE**

EXHIBIT C

Form of Non-Competition, Non-Solicitation and Confidentiality Agreement

(see attached)

NON-COMPETITION, NON-SOLICITATION, NON-DISPARAGEMENT AND CONFIDENTIALITY AGREEMENT

THIS AGREEMENT (this **"Agreement"**) is made as of May 31, 2019

AMONG

MARLYS WOLFE, an individual resident in the City of Kelowna in the Province of British Columbia (the **"Vendor"),**

- and -

AM (ADVANCED MICRO) BIOSCIENCES, INC., a corporation incorporated under laws of the Province of British Columbia (the **"Purchaser"),**

- and -

473650 B.C. LTD., a corporation incorporated under the laws of British Columbia (the **"Corporation")**

WHEREAS:

A. the Vendor, the Purchaser and Grant Wolfe entered into a share purchase agreement dated May 24, 2019 (the **"Share Purchase Agreement")** pursuant to which the Purchaser agreed to purchase from the Vendor and the Vendor agreed to sell to the Purchaser 10 Class "B" shares in the capital of the Corporation;

C. the Vendor hereby acknowledges that she will receive substantial benefits from the consummation of the transactions contemplated by the Share Purchase Agreement;

C. the Vendor has detailed knowledge of competitively sensitive and important confidential information of the Corporation and the businesses which are being acquired by the Purchaser, including information regarding the Corporation's plans and relationships with customers, suppliers and others;

D. the Vendor further recognizes the Purchaser's interests in acquiring and protecting, among other things, the Corporation's relationships with customers, suppliers and others, and the goodwill associated with the ongoing business of the Corporation;

E. the Purchaser has agreed that the execution of this Agreement by the Vendor is a material condition to the Purchaser's willingness to enter into the Share Purchase Agreement and consummate the transactions contemplated thereby;

F. it is a condition to Closing that the Vendor enter into this Agreement; and

G. the Vendor has considered the effects of this Agreement, considers them reasonable and, in order to induce the Purchaser to enter into the Share Purchase Agreement and consummate the

transactions contemplated thereby, the Vendor is willing to enter into and be bound by this Agreement.

NOW THEREFORE, in consideration of the Closing, the premises and the covenants and agreements herein contained and the payment to the Vendor of the sum of $1.00 of lawful money of Canada by each of the Corporation and the Purchaser (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

ARTICLE 1 - INTERPRETATION

1.01 Definitions

(1) In this Agreement, unless something in the subject matter or context is inconsistent therewith:

"Affiliate" means, with respect to any specified Person, (i) any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person, or (ii) any director or executive officer of such Person.

"Business" means the business of the Corporation as conducted by or engaged in on the Effective Date and as proposed by the Corporation to be conducted by or engaged in following the Effective Date, including, without limitation, the business consisting of the manufacture, packaging, labelling and sale of natural health products, including those derived from natural substances including cannabis, hemp, honey, garlic and vegetables.

"Closing" means the closing of the sale and purchase of the Shares pursuant to the Share Purchase Agreement.

"Effective Date" means the date of the Closing.

"Person" means any individual, partnership, limited partnership, corporation, proprietorship, firm, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof), or any other entity.

"Share Purchase Agreement" means has the meaning ascribed thereto in the recitals to this Agreement.

"Shares" means all of the outstanding shares of the Corporation.

"Territory" means a Province or territory of Canada.

(2) **"directly or indirectly"** in the context of any action taken by the Vendor, includes any action taken by the Vendor for the Vendor's own benefit or the benefit of any Person competing or endeavouring to compete with the Corporation or the Business, whether taken individually or in partnership or jointly or in conjunction with or through any person as principal, agent, trustee, employee or shareholder (other than a holding of shares listed on a Canadian or United States stock

exchange that does not exceed 5% of the outstanding shares so listed so long as Vendor has no active participation in the business of such person).

(3) Terms used in this Agreement that are defined in the Share Purchase Agreement and are not otherwise defined herein have the same meaning herein as in the Share Purchase Agreement.

1.02 Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for the convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.03 Extended Meanings

In this Agreement words importing the singular number only include the plural and *vice versa,* words importing any gender include all genders and words importing persons include individuals, corporations, limited and unlimited liability companies, general and limited partnerships, associations, trusts, unincorporated organizations, joint ventures and governmental authorities. The term "including" means "including without limiting the generality of the foregoing".

ARTICLE 2 - RESTRICTIVE COVENANTS

2.01 Non-Competition

(1) The Vendor must not in any manner whatsoever at any time during the period of five (S) years immediately following the Effective Date, directly or indirectly (except on behalf of the Corporation):

(a) Carry on, engage in or be concerned with or interested in the Business or in any business that is competitive with the business of the Corporation, the Purchaser or their respective Affiliates within the Territory.

(b) As a partner, shareholder, principal agent, consultant or in any other relationship or capacity, acquire an ownership interest in, invest in or provide services to any person which engages in the Business; provided, however, that notwithstanding the above, the Vendor may hold no more than 5% of the outstanding shares of a Person listed on a Canadian or United States stock exchange, so long as Vendor has no active participation in the business of such person within the Territory.

(c) Advise, lend money to, guarantee the debts or obligations of or permit its name or any part thereof to be used or employed by any person engaged in or concerned with or interested in the Business or in any business that is competitive with the business of the Corporation, the Purchaser or their respective Affiliates within the Territory.

(2) The Vendor acknowledges and confirms that all restrictions in Section 2.01(1) are reasonable and valid and waives all defences to the strict enforcement thereof.

2.02 **Non-Solicitation**

(1) The Vendor must not in any manner whatsoever, without the prior consent of the Corporation and the Purchaser, at any time during the period of five (5) years immediately following the Effective Date, directly or indirectly:

(a) induce or endeavour to induce any employee of the Corporation to leave his or her employment;

(b) employ or attempt to employ or assist any person to employ any employee of the Corporation; or

(c) (I) in competition with the Business, solicit, endeavour to solicit or gain the custom of or canvass or endeavour to entice away from the Corporation, or (II) interfere with the Corporation's relationships with, any person that:

(i) is a customer of the Corporation at the date hereof and as of Effective Date;

(ii) was a customer of the Corporation at any time within two (2) years prior to the Effective Date; or

(iii) has been pursued as a prospective customer by or on behalf of the Corporation at any time within two (2) years prior to the date hereof, and in respect of whom the Corporation has not determined to cease all such pursuit.

(2) The Vendor acknowledges and confirms that all restrictions in Section 2.02(1) are reasonable and valid and waives all defences to the strict enforcement thereof.

2.03 **Non-Disclosure and Confidentiality**

The Vendor acknowledges that during the course of her ownership of, and involvement with, the Corporation, she has had access to Confidential Information (as defined herein) of the Corporation. The Vendor acknowledges that the Corporation takes significant steps to protect the confidentiality of its Confidential Information and that the Corporation would be irreparably injured by the improper use or unauthorized disclosure or use of its Confidential Information. The Vendor agrees, from and after the date hereof, to hold in strictest confidence, and not to use, except for the benefit of the Corporation to fulfill the Vendor's contractual obligations and except for the Vendor's own personal use, or to disclose to any Person without written authorization of the Purchaser, any Confidential Information of the Corporation. The Vendor understands that **"Confidential Information"** means any of the Corporation's proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, pricing, techniques, operating systems, client lists, supplier lists, leads, customer lists and confidential information regarding customers and suppliers (including, but not limited to, customers of the Corporation on whom the Vendor has called or with whom the Vendor became acquainted during the Vendor's involvement with or ownership of the

Corporation), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to the Vendor by the Corporation either directly or indirectly in writing, orally or by drawings or observation. The Vendor further understands that Confidential Information does not include any of the foregoing items which either are generally known in the industry and not specific to the Corporation or have become generally known by or available to the public through no breach of this Agreement by the Vendor.

If the Vendor is requested or required by applicable law to disclose any of the Confidential Information, the Vendor shall, without unreasonable delay, notify the Corporation and the Purchaser of the request or requirement so that the Corporation or the Purchaser may seek an appropriate protective order or waive the Vendor's compliance with the provisions of this Agreement. The Vendor further agrees that if, in the absence of a protective order or the receipt of a waiver under this Agreement, the Vendor is nonetheless, in the reasonable opinion of its counsel, compelled by applicable law to disclose any of the Confidential Information, the Vendor shall, to the extent permitted by law, make all reasonable efforts to obtain the approval of the Corporation and the Purchaser (such approvals not to be unreasonably withheld or delayed) as to the form, nature and extent of the disclosure and, thereafter, may disclose that information without liability under this Agreement, but only to the extent required to comply with the applicable law.

2.04 <u>Non-Disparagement</u>

Both prior to the Effective Date and thereafter, the Vendor agrees that the Vendor shall not, directly or indirectly, disclose, express, publish or broadcast, or cause to be disclosed, expressed, published or broadcast, or otherwise disseminate or distribute in any manner, in the Vendor's own name, anonymously, by pseudonym or through any third party, any comments, statements or other communications (the **"Statements"**), which a reasonable person would regard as reflecting adversely on (a) the character, reputation or goodwill of the Business, the Purchaser or the Corporation, or any of their Affiliates, directors, officers, employees, direct or indirect shareholders, partners or members and any of their respective directors, officers or employees or (b) any aspect of the Purchaser's or the Corporation's, or any of their Affiliates', businesses, business relationships, products, and/or services. Without limiting the generality of the foregoing, Statements shall not be made by means of oral communications, press releases, articles, letters, telephone calls, telephone messages, e-mail messages, electronic messages, social media or in postings on the Internet, websites, electronic bulletin boards, or to newsgroups or to list servers.

2.05 **<u>Acknowledgements and Representations</u>**

(1) The Vendor acknowledges that:

(a) the business of the Corporation is carried on throughout the Territory and that the Corporation are interested in and solicit or canvass opportunities throughout the Territory;

(b) the reputation of the Corporation in the industry and their relationship with its customers are the result of hard work, diligence and perseverance on behalf of the Corporation over an extended period of time; and

(c) the nature of the business of the Corporation is such that the on-going relationship between the Corporation and its customers is material and has a significant effect on the ability of the Corporation to continue to obtain business from its customers with respect to both long term and new projects.

(2) The Vendor represents and warrants to the Purchaser that the execution and delivery of this Agreement has been duly authorized by the Vendor and does not conflict with, or result in the breach or violation by the Vendor of, any other agreement to which the Vendor is a party or by which the Vendor is bound.

ARTICLE 3 - GENERAL

3.01 Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No assignment of this Agreement or any of the rights or obligations hereunder may be made by the Purchaser or the Vendor without the prior written consent of the other parties hereto and any attempted assignment without such required consent shall be void; provided however, that the Purchaser may assign this Agreement and any or all of its rights hereunder without the consent of the Vendor to (a) any Affiliate of the Purchaser or the Corporation, (b) any successor corporation in the event of merger, consolidation or transfer or sale of all or substantially all of the assets of the Purchaser or the Corporation and (c) any lender of the Purchaser or the Corporation as collateral security.

3.02 Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and arrangements between the parties with respect thereto. The Vendor may enter into one or more agreements that contain restrictions relating to confidentiality, invention assignment, non-competition or non-solicitation, each of which is intended to be separate and distinct and all of which are intended to be enforceable; provided, that to the extent any such restriction in one agreement is more restrictive on the Vendor (either in respect of scope or time) than any similar restriction contained in any other agreement, the parties intend for the more restrictive provision (as determined by the Purchaser) to be applied.

3.03 Amendments and Waivers

No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by all of the parties. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.

3.04 Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof will continue in full force and effect.

3.05 Governing Law

This Agreement is governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

3.06 Condition

The effectiveness of this Agreement shall be conditioned upon the closing of the transactions contemplated by the Share Purchase Agreement. If the Closing does not occur or the Share Purchase Agreement is validly terminated, then this Agreement shall be of no force or effect and shall be deemed void *ab initio*.

3.07 Notices

Any notice, request, instruction or other document required or permitted to be given under this Agreement by any party to another party will be in writing and will be given to such party at the addresses as set forth below or at such other addresses as may be furnished in writing.

To the Vendor:

Marlys Wolfe
[redacted]
Kelowna, BC VIV 2H2
Email[redacted]

To the Purchaser or the Corporation:

AM (Advanced Micro) Bioscience Inc.
[redacted]
Kelowna, BC VI V154
Email: [redacted]

with a copy to (which shall not qualify as notice):

Pushor Mitchell LLP
3011665 Ellis Street
Kelowna, BC VI Y 283
Attention: Keith Inman
Facsimile No.: (250) 762-9115
Email[redacted]

Each such notice, request, or other communication will be effective (a) if given by certified mail, return receipt requested, with postage prepaid addressed as aforesaid, upon receipt (and refusal of receipt shall constitute receipt), (b) one (1) Business Day after being furnished to a nationally recognized overnight courier for next Business Day delivery, or (c) on the date sent if sent by electronic mail or facsimile transmission, receipt confirmed in each case, with a copy contemporaneously being sent pursuant to clauses (a) or (b) above.

[Remainder of this page left blank intentionally]

IN WITNESS WHEREOF the parties have executed this Agreement on the date first written above.

473650 B.C LTD.

Per: ______________________________
Marlys Wolfe

AM (ADVANCED MICRO) BIOSCIENCE INC.

Per: ______________________________
Calum Hughes

SIGNED, SEALED AND DELIVERED
in the presence of:

____
Marlys Wolfe

____
Witness